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As filed with the Securities and Exchange Commission on January 30, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERAVANCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Blvd.
South San Francisco, CA 94080
(650) 808-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Rick E Winningham
Chief Executive Officer
Theravance, Inc.
901 Gateway Blvd.
South San Francisco, CA 94080
(650) 808-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:
David T. Young, Esq.
Christopher C. Dillon, Esq.
John F. Dietz, Esq.
Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
(650) 321-2400

                 Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

                 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

                 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01	5,200,000 shares	(1)	(1)	(1)

(1)
In accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.

Subject To Completion
Preliminary Prospectus Dated January 30, 2006

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

P R O S P E C T U S

4,600,000 Shares

Common Stock

              We are offering 4,600,000 shares of our common stock.

              Our common stock is traded on The Nasdaq National Market under the symbol "THRX." The last reported sale price of our common stock on The Nasdaq National Market on January 26, 2006 was $26.99 per share.

              Investing in our common stock involves risks. See "Risk Factors" on page 12 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

              The underwriters may also purchase up to an additional 600,000 shares of common stock from us at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus to cover overallotments.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about February     , 2006.

Merrill Lynch & Co.
HSBC
Thomas Weisel Partners LLC

The date of this prospectus is February    , 2006.

              You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption "Where You Can Find More Information" in this prospectus.

              We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

              This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, while others are incorporated by reference from our previously filed periodic reports or our Registration Statement on Form 8-A (Commission File No. 000-30319), filed on September 27, 2004, and amendments thereto, including their exhibits, and you may obtain copies of these documents as described below under "Where You Can Find More Information."

PROSPECTUS SUMMARY

              This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, any reference to "Theravance," "we," "our" and "us" in this prospectus refers to Theravance, Inc., a Delaware corporation, and its subsidiaries.

Theravance, Inc.

Overview

              We are a biopharmaceutical company with a pipeline of internally discovered product candidates. We are focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal disorders. Of our five programs in development, two are in late stage—our telavancin program focusing on treating serious Gram-positive infections with Astellas Pharma Inc. (Astellas) and our Beyond Advair collaboration with GlaxoSmithKline (GSK). By leveraging our proprietary insight of multivalency to drug discovery focused on validated targets, we are pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. None of our products have been approved for marketing and sale to patients and we have not received any product revenue to date.

Our Programs

              The following table summarizes the status of our product candidates for internal development or co-development.

              In the table above:

  •
  "Preclinical" refers to formulation development or to safety testing in animal models required prior to initiating human clinical studies.

  •
  Phase 1 indicates initial clinical safety testing in healthy volunteers, or studies directed toward understanding the mechanisms of action of the drug.

  •
  Phase 2 indicates further clinical safety testing and preliminary efficacy testing in a limited patient population.

  •
  Phase 3 indicates evaluation of clinical efficacy and safety within an expanded patient population.

  •
  Based upon our strategy of pursuing new compounds for validated targets, we consider compounds that have successfully completed a Phase 2a study showing efficacy and tolerability as having achieved Proof of Concept.

  •
  "Development Status" indicates the most advanced stage of development that has been completed or is in process.

Telavancin and our Relationship with Astellas

              In November 2005, we entered into a collaboration arrangement with Astellas for the development and commercialization of telavancin worldwide, except Japan. We received a $65.0 million upfront payment from Astellas in December 2005, and we are eligible to receive up to $156.0 million in clinical and regulatory milestone payments, which include up to $136.0 million for completion of clinical studies and filing and approval of new drug applications for complicated skin and skin structure infections (cSSSI) and hospital-acquired pneumonia (HAP), and up to $20.0 million if the Phase 3 data demonstrates telavancin's superiority over vancomycin for patients infected with methicillin-resistant Staphylococcus aureus (MRSA). If telavancin is commercialized, we will be entitled to receive royalties on global sales of telavancin by Astellas that, on a percentage basis, increase from the high teens to the upper twenties depending on sales volume. Under this arrangement, we will be responsible for substantially all costs to develop and obtain U.S. regulatory approval for telavancin for cSSSI and HAP, and Astellas will be responsible for substantially all costs associated with commercialization and further development of telavancin. In addition to the license rights to telavancin, Astellas also received an option to further develop and commercialize TD-1792, our heterodimer antibiotic compound that is in pre-clinical development.

              Telavancin, the lead product candidate in our bacterial infections program, is a rapidly bactericidal, injectable antibiotic. Telavancin is currently in Phase 3 clinical studies designed to demonstrate non-inferiority of telavancin compared to vancomycin for the treatment of serious Gram-positive infections and superiority over vancomycin in those patients whose infections are due to MRSA in both cSSSI and HAP. Our goal is for telavancin to become first line therapy in treating these very serious infections.

    Telavancin Status

              We currently have two Phase 3 programs, one for cSSSI and one for HAP, each consisting of two studies targeting approximately 750 patients per study for a total of approximately 1,500 patients per program. However, we may increase the size of the cSSSI program to greater than 1,500 patients. Our goal is to complete enrollment for the cSSSI program in the first half of 2006 and for the HAP program in the second half of 2006. Our goal in the design and execution of both programs is to demonstrate non- inferiority compared to standard therapy in the treatment of Gram-positive infections and to obtain a sufficient subpopulation of MRSA patients to be able to demonstrate superiority over vancomycin in those patients infected by MRSA, if superiority in fact exists.

Our Relationship with GlaxoSmithKline

              2002 Beyond Advair Collaboration.    In November 2002, we entered into our Beyond Advair collaboration with GSK to develop and commercialize long-acting beta2 agonist (LABA) product candidates for the treatment of asthma and chronic obstructive pulmonary disease (COPD). These product candidates are intended to be administered via inhalation once daily both as a single new medicine and as part of a new combination medicine with an inhaled corticosteroid (ICS). The collaboration intends to develop a new generation product to replace Advair®, which had approximately $4.0 billion of sales reported by GSK for the first nine months of 2005. Each company contributed four LABA product candidates to the collaboration, and five product candidates have either completed or are in Phase 2a clinical studies.

              In connection with this collaboration, we were eligible to receive up to $495.0 million in milestones and royalties on the sales of any product resulting from this collaboration. Through September 30, 2005, we received $45.0 million in milestone payments related to the clinical progress of our product candidates. In the event that a LABA product candidate discovered by us is successfully developed and commercially launched in multiple regions of the world, these future milestone payments could total up to an additional $450.0 million, of which $150.0 million would be attributable to the product candidates reaching certain sales thresholds. In the event that a LABA product candidate discovered by GSK is successfully developed and commercially launched in multiple regions of the world, we will be obligated to make payments to GSK of up to $220.0 million. Based on available information, we do not estimate that a significant portion of these potential milestone payments to GSK are likely to be made in the next three years. In addition, we are entitled to receive the same royalties on product sales of medicines from the Beyond Advair collaboration, regardless of whether the product candidate originated with us or with GSK. The royalty structure is downward tiering and would result in an average percentage royalty rates in the low to mid-teens at annual net sales up to approximately $4.0 billion and the average royalty rate would decline to single digits at annual net sales of more than $6.0 billion. Sales of single agent LABA medicines and combination LABA/ICS medicines would be combined for the purposes of this royalty calculation.

    Beyond Advair Status

              The Beyond Advair collaboration has a development pool consisting of eight compounds, five of which are in Phase 2. Three of these Phase 2 compounds, GSK159797 ('797), GSK542444 ('444) and GSK159802 ('802) are receiving the majority of development resources. We anticipate that GSK will initiate a Phase 2b program with '797 in the first half of 2006. This Phase 2b program is designed to evaluate the safety and efficacy of '797 in multi-day administration to mild-to-moderate asthmatics and to assess potential commercial dosing. Compound '444 is currently in multi-dose Phase 2a studies and '802 is currently in single-dose Phase 2a studies.

              2004 GSK Strategic Alliance.    We entered into our strategic alliance with GSK in March 2004. Under this alliance, GSK received an option to license product candidates from all of our current and future drug discovery programs initiated prior to September 1, 2007, on pre-determined terms and on an exclusive, worldwide basis. When GSK exercises its option to license any of our programs, we receive an upfront payment, additional payments upon achievement of future milestones and royalties on any future sales. In addition, GSK funds all of the subsequent development and commercialization costs for product candidates in such programs. Consistent with our strategy, we will be obligated at our sole cost to discover two structurally different product candidates for any programs that are licensed by GSK under the alliance. To date, GSK has licensed our two COPD programs. In August 2004, pursuant to the terms of the strategic alliance, GSK exercised its right to license our long-acting muscarinic antagonist (LAMA) program, and in March 2005, GSK exercised its right to license our bifunctional muscarinic antagonist—beta2 agonist (MABA) program.

    COPD Programs

    Long Acting Muscarinic Antagonist (LAMA)

              Among the most frequently used bronchodilators for COPD are the inhaled muscarinic antagonists. Inhaled muscarinic antagonists work by inhibiting muscarinic receptors on the bronchial airways, which lead to muscle relaxation, bronchodilation and improved lung function. We are developing with GSK an inhaled LAMA designed to produce a prolonged blockade of the relevant receptor sub-types while also being highly lung-selective, which means that lower concentrations of drug should get into the systemic circulation. We believe this approach will result in improved tolerability over currently available medicines at doses with comparable efficacy.

              In August 2004, GSK exercised its right to license our LAMA program under the strategic alliance. Accordingly, GSK is funding all development, manufacturing and commercialization activities for product candidates in this program.

    LAMA Status

              TD-5742, our lead compound in this program, has completed Phase 1 studies. The initial results from this study suggest that TD-5742 is less potent than we expected. A joint steering committee comprised of representatives of GSK and our Company is analyzing the data from these initial results and, once this analysis is complete, will provide a recommendation regarding whether or not to continue development of this compound. We have recently delivered to GSK a second, structurally different, product candidate for this program pursuant to the terms of the strategic alliance.

    Bifunctional Muscarinic Antagonist—Beta2 Agonist (MABA)

              In our MABA program, we are developing with GSK a long-acting inhaled bronchodilator that is bifunctional, meaning that one small molecule functions as both a muscarinic antagonist and a beta2 receptor agonist. By combining bifunctional activity and high lung selectivity, we intend to develop a medicine with greater efficacy than single mechanism bronchodilators (such as tiotropium or salmeterol) and with equal or better tolerability. This bifunctional bronchodilator could potentially then serve as a basis for improved "triple therapy" through co-formulation with another inhaled respiratory compound into a single product that could potentially deliver three complementary therapeutic effects for patients with respiratory disease.

              In March 2005, GSK licensed our MABA program under the strategic alliance. Accordingly, GSK is funding all development, manufacturing and commercialization activities for product candidates in this program.

    MABA Status

              Our lead compound in this program, GSK961081, is currently in preclinical studies. We have delivered to GSK a second, structurally different, product candidate for this program pursuant to the terms of the strategic alliance.

Gastrointestinal (GI) Motility Dysfunction

              Our gastrointestinal (GI) motility dysfunction program is dedicated to finding new medicines for GI motility disorders such as chronic constipation, constipation-predominant irritable bowel syndrome (C-IBS), opioid-induced constipation, functional dyspepsia and diabetic gastroparesis.

              In late December 2005, we announced the results from recently completed Phase 1 single-dose and multiple-dose studies in healthy volunteers with TD-2749, a selective 5-HT4 agonist and the lead compound in our GI disorders program.

              In the single dose study, TD-2749 demonstrated a dose-dependent prokinetic effect with rapid onset at the highest doses and was generally well tolerated. In the multiple-dose study, TD-2749 demonstrated modest prokinetic activity and was generally well tolerated. Two subjects on TD-2749 and one subject on placebo demonstrated reversible elevations in liver enzymes in the multiple dose study.

              In December 2005, we also enrolled the first healthy volunteers in a Phase 1 clinical study designed to assess the safety, tolerability and pharmacokinetics of a second, structurally distinct, investigational GI prokinetic, TD-5108.

    GI Status

              In 2006, we are continuing to evaluate TD-2749 and intend to complete the initial Phase 1 program for TD-5108. We will then make a decision regarding future clinical development of these compounds based on our evaluation of the data.

GSK Share Ownership and Put/Call Rights

              GSK currently owns all of our Class A common stock, which represented approximately 17.4% of our outstanding stock as of December 31, 2005. Under the terms of the 2004 strategic alliance, GSK's ownership of our stock could increase to approximately 60% through the issuance by us to GSK of the number of shares of our common stock that we may be required to redeem from our stockholders. In July 2007, GSK has the right to require us to redeem, and upon notice of such redemption, each stockholder (including GSK, to the extent GSK holds common stock) will automatically be deemed to have submitted for redemption, 50% of our common stock held by such stockholder at $54.25 per share. This right is referred to in this prospectus as the "call." If GSK does not exercise this right, then in August 2007, our stockholders (including GSK, to the extent GSK holds common stock) have the right to require us to redeem up to 50% of their common stock at $19.375 per share. This right is referred to in this prospectus as the "put." In either case, GSK is obligated to pay to us the funds necessary for us to redeem the shares of common stock from our stockholders; however, GSK's maximum obligation for the shares subject to the put is capped at $525 million. We are under no obligation to redeem our shares under the call or the put until we receive the necessary funds from GSK. Alternatively, if our stockholders exercise the put, GSK may choose to purchase the shares of common stock put directly from our stockholders. If GSK's ownership of our stock increases to more than 50% as a result of the call or put, GSK will receive a five-year extension of its exclusive option to our programs, so that the option would cover all discovery programs initiated by us prior to September 1, 2012. Our call and put arrangements with GSK are described in detail in the "Description of Capital Stock" section of this prospectus.

Financial Update

              While we are still in the process of determining final results for the fourth quarter of 2005, as of November 30, 2005, we had cash, cash equivalents and marketable securities totaling $148.1 million and in December 2005 we received a $65.0 million upfront payment from Astellas in connection with our collaboration arrangement. In addition, and consistent with previous guidance, we expect that our operating expenses, particularly research and development expense, will be significantly higher over the next several quarters than in prior periods as we move toward completion of our Phase 3 clinical studies of telavancin. We expect that our cash, cash equivalents and marketable securities, together with the proceeds of this offering, will be sufficient to meet our capital needs for at least the next 18 months.

Corporate Information

              We were incorporated on November 19, 1996 under the name Advanced Medicine, Inc. In April 2002, we changed our name to Theravance, Inc. Our principal executive offices are located at 901 Gateway Boulevard, South San Francisco, California 94080, and our telephone number is (650) 808-6000. Theravance and the Theravance logo are registered trademarks of Theravance, Inc. Trademarks, tradenames or service marks of other companies appearing in this prospectus are the property of their respective owner. Our web site is www.theravance.com. Information contained on our web site does not constitute a part of this prospectus.

THE OFFERING

Common stock we are offering	4,600,000 shares
Common stock to be outstanding after this offering	49,137,694 shares
Class A common stock to be outstanding after this offering	9,401,498 shares
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, which may include clinical and preclinical development of existing product candidates, drug research activities and manufacture of pre-clinical, clinical and commercial drug supplies, capital expenditures and working capital. See "Use of Proceeds."
Nasdaq National Market symbol	THRX

              The number of shares of our common stock and Class A common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of December 31, 2005, plus the 4,600,000 shares of common stock to be issued in this offering. GSK owns all of our outstanding Class A common stock. Our Class A common stock has rights and obligations substantially the same as our common stock except that (i) our Class A common stock is not subject to the call and the put, and (ii) depending on GSK's ownership of our Class A common stock, the Class A common stock has the right to designate up to one-third of the members of our board of directors and up to one-half of the independent members of our board of directors. See "Description of Capital Stock—Common Stock Call and Put Arrangements with GSK—Voting Rights for the Election of Directors/Board of Directors Composition."

              The number of shares of our common stock and Class A common stock to be outstanding immediately after this offering does not include:

  •
  an aggregate of 10,032,967 shares of common stock subject to outstanding options as of December 31, 2005, under our 2004 Equity Incentive Plan, 1997 Stock Plan and the Long-term Stock Option Plan, at a weighted average exercise price of $9.86 per share;

  •
  an additional 2,728,847 shares of common stock reserved for future stock option grants or purchases as of December 31, 2005 under our 2004 Equity Incentive Plan and our Amended and Restated 2004 Employee Stock Purchase Plan; and

  •
  18,064 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.94 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

              The following tables present our summary consolidated statements of operations data for our fiscal years 2002 through 2004 and the nine months ended September 30, 2004 and 2005, and our summary consolidated balance sheet data as of September 30, 2005. You should read this information in conjunction with our consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The summary consolidated balance sheet data is presented on an actual basis and as adjusted to reflect the sale of 4,600,000 shares of common stock offered by us in this offering at an assumed public offering price of $26.99 per share after deducting estimated underwriting discounts and commissions and offering expenses.

	Years Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(in thousands, except per share amounts)
				(unaudited)
Consolidated Statements of Operations Data
Revenue from related party	$156	$3,605	$8,940	$6,200	$8,676
Operating expenses:
Research and development	66,481	61,704	86,996	59,694	93,654
General and administrative	11,817	12,153	19,818	15,959	16,732
Stock-based compensation(1)	4,941	2,214	8,521	6,160	3,934

Total operating expenses	83,239	76,071	115,335	81,813	114,320

Loss from operations	(83,083)	(72,466)	(106,395)	(75,613)	(105,644)
Interest and other income	4,990	3,373	4,564	2,762	5,153
Interest and other expense	(1,134)	(1,490)	(823)	(632)	(462)

Net loss	$(79,227)	$(70,583)	$(102,654)	$(73,483)	$(100,953)

Basic and diluted net loss per share(2)	$(12.50)	$(10.37)	$(3.08)	$(2.71)	$(1.90)

Shares used in per share calculations(2)	6,336	6,809	33,283	27,097	53,155

(1)
Stock-based compensation, consisting of amortization of deferred stock-based compensation and the value of options issued to non-employees for services rendered, is allocated as follows:

Research and development	$3,398	$1,300	$4,631	$3,180	$2,466
General and administrative	1,543	914	3,890	2,980	1,468

Total non-cash stock-based compensation	$4,941	$2,214	$8,521	$6,160	$3,934

(2)
Share and per share amounts for all periods reflect the effect of a one for 1.55 reverse stock split effected September 27, 2004; and, for the year ended December 31, 2004, the nine months ended September 30, 2004 and the nine months ended September 30, 2005, the conversion of all of our outstanding preferred stock into common stock as of May 11, 2004.

	As of September 30, 2005
	Actual	As Adjusted
	(unaudited)
Consolidated Balance Sheet Data
Cash, cash equivalents and marketable securities	$172,323	$289,149
Working capital	136,584	253,410
Total assets	196,988	313,814
Long-term liabilities	58,384	58,384
Accumulated deficit	(569,557)	(569,557)
Total stockholders' equity (deficit)	98,177	215,003

              A $1.00 increase (decrease) in the assumed public offering price of $26.99 per share would increase (decrease) the net proceeds to us from this offering by $4.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriter discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

              You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference in this prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to our Business

Any failure or delay in commencing or completing clinical studies for our product candidates, such as a failure or delay in GSK's commencement of the planned Phase 2b program in the Beyond Advair collaboration, would likely cause our stock price to decline.

              Each of our product candidates must undergo extensive preclinical and clinical studies as a condition to regulatory approval. Preclinical and clinical studies are expensive and take many years to complete. To date we have not completed the clinical studies of any product candidate. The commencement and completion of clinical studies for our product candidates may be delayed by many factors, including:

  •
  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in preclinical and clinical studies;

  •
  delays in patient enrollment, which we have experienced, and variability in the number and types of patients available for clinical studies;

  •
  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

  •
  poor effectiveness of product candidates during clinical studies;

  •
  adverse events, safety issues or side effects relating to the product candidates or their formulation into medicines;

  •
  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines;

  •
  varying interpretation of data by the FDA and similar foreign regulatory agencies; and

  •
  failure of our partners to advance our product candidates through clinical development.

              For example, in the fourth quarter of 2005, we announced that the Phase 2b program with '797, the lead investigational compound in the Beyond Advair collaboration with GSK, would not occur by the end of 2005 due to potential issues associated with the formulation of the compound. While we anticipate that GSK will commence this program during the first half of 2006, there can be no assurance that the Phase 2b program will occur in this time period. Failure to commence the Phase 2b program in the first half of 2006 would likely cause our stock price to decline.

              It is possible that none of our product candidates will complete clinical studies in any of the markets in which we, our collaborators or licensees intend to sell those product candidates. Accordingly, we, our collaborators or licensees may not receive the regulatory approvals needed to market our product candidates. Any failure or delay in commencing or completing clinical studies or obtaining regulatory approvals for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition.

If our product candidates, in particular telavancin, which is currently in Phase 3 clinical studies, are determined to be unsafe or ineffective in humans, our business will be adversely affected.

              We have never commercialized any of our product candidates. We are uncertain whether any of our compounds or product candidates will prove effective and safe in humans or meet applicable regulatory standards. In addition, our approach to applying our expertise in multivalency to drug discovery is unproven and may not result in the creation of successful medicines. The risk of failure for all of our compounds and product candidates is high. For example, in late 2005 we discontinued our overactive bladder program based upon the results of our Phase 1 studies with compound TD-6301. To date, the data supporting our drug discovery and development programs is derived solely from laboratory and pre-clinical studies and limited clinical studies. We currently expect to complete the first of our Phase 3 clinical studies for telavancin in 2006. There is no assurance that this study or other studies will demonstrate that telavancin is safe or effective. Any adverse development or result, or perceived adverse development or result, with respect to our telavancin Phase 3 studies will harm our business and cause our stock price to decline. In addition, a number of our other compounds remain in the lead identification, lead optimization, preclinical testing stages and early clinical testing. It is impossible to predict when or if any of our compounds and product candidates will prove effective or safe in humans or will receive regulatory approval. If we are unable to discover and develop medicines that are effective and safe in humans, our business will fail.

If the product candidates that we develop on our own or through collaborative partners are not approved by regulatory agencies, including the Food and Drug Administration, we will be unable to commercialize them.

              The Food and Drug Administration (FDA) must approve any new medicine before it can be marketed and sold in the United States. We must provide the FDA and similar foreign regulatory authorities with data from preclinical and clinical studies that demonstrate that our product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. We will not obtain this approval for a product candidate unless and until the FDA approves a New Drug Application (NDA). In order to market our medicines in the European Union and other foreign jurisdictions, we must obtain separate regulatory approvals in each country. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We have not yet filed an NDA with the FDA or made a comparable filing in any foreign country for any of our product candidates.

              Clinical studies involving our product candidates may reveal that those candidates are ineffective, inferior to existing approved medicines, unacceptably toxic or have other unacceptable side effects. In addition, the results of preclinical studies do not necessarily predict clinical success, and larger and later-stage clinical studies may not produce the same results as earlier-stage clinical studies. Frequently, product candidates that have shown promising results in early preclinical or clinical studies have subsequently suffered significant setbacks or failed in later clinical studies. In addition, clinical studies of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates. If our clinical studies are substantially delayed or fail to prove the safety and effectiveness of our product candidates, we may not receive regulatory approval of any of our product candidates and our business and financial condition will be materially harmed.

Even if our product candidates receive regulatory approval, commercialization of such products may be adversely affected by regulatory actions.

              Even if we receive regulatory approval, this approval may include limitations on the indicated uses for which we can market our medicines. Further, if we obtain regulatory approval, a marketed medicine and its manufacturer are subject to continual review, including review and approval of the manufacturing facilities. Discovery of previously unknown problems with a medicine may result in restrictions on its permissible uses or on the manufacturer, including withdrawal of the medicine from the market. The FDA and similar foreign regulatory bodies may also implement new standards or change their interpretation and enforcement of existing standards and requirements for the manufacture, packaging, or testing of products at any time. If we are unable to comply, we may be subject to regulatory or civil actions or penalties that could significantly and adversely affect our business. Any failure to maintain regulatory approval will limit our ability to commercialize our product candidates, which would materially and adversely affect our business and financial condition.

We have incurred operating losses in each year since our inception and expect to continue to incur substantial and increasing losses for the foreseeable future.

              We have been engaged in discovering and developing compounds and product candidates since mid-1997. We have not generated any product sales revenue to date. We may never generate revenue from selling medicines or achieve profitability. As of September 30, 2005, we had an accumulated deficit of approximately $569.6 million. We expect our research and development expenses to keep increasing as we continue to initiate new discovery programs and expand our development programs. As a result, we expect to continue to incur substantial and increasing losses for the foreseeable future. We are uncertain when or if we will be able to achieve or sustain profitability. Failure to become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

If we fail to obtain the capital necessary to fund our operations, we may be unable to develop our products and we could be forced to share our rights to commercialize our product candidates with third parties on terms that may not be favorable to us.

              We need large amounts of capital to support our research and development efforts. If we are unable to secure capital to fund our operations we will not be able to continue our discovery and development efforts and we might have to enter into strategic collaborations that could require us to share commercial rights to our medicines to a greater extent than we currently intend. Based on our current operating plans, we believe that our cash and cash equivalents and marketable securities together with the proceeds of this offering will be sufficient to meet our anticipated operating needs for at least the next 18 months. We may require additional capital to fund operating needs thereafter.

              In addition, in the event that a LABA product candidate discovered by GSK is successfully developed and commercially launched in multiple regions of the world, we are obligated to pay GSK milestone payments of up to an aggregate of $220.0 million under our Beyond Advair collaboration. We may also need to raise additional funds sooner if we choose to expand more rapidly than we presently anticipate. We may seek to sell additional equity or debt securities, or both, or incur other indebtedness. The sale of additional equity or debt securities, if convertible, could result in the issuance of additional shares of our capital stock and could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, our ability to raise debt and equity financing is constrained by our alliance with GSK and we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. In particular, after this offering and until the expiration of the put and call provisions with GSK, we will be contractually prohibited from selling significant additional equity securities to raise capital. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing research and development efforts. This could harm our business, prospects and financial condition and cause the price of our common stock to fall.

If our partners do not satisfy their obligations under our agreements with them, we will be unable to develop our partnered product candidates as planned.

              We entered into our Beyond Advair collaboration agreement with GSK in November 2002, our strategic alliance agreement with GSK in March 2004, and our telavancin development and commercialization agreement with Astellas in November 2005. In connection with these agreements, we have granted to these parties certain rights regarding the use of our patents and technology with respect to compounds in our development programs, including development and marketing rights. In connection with our GSK strategic alliance agreement, upon exercise of its license with respect to a particular development program, GSK will have full responsibility for development and commercialization of any product candidates in that program. Any future milestone payments or royalties to us from these programs will depend on the extent to which GSK advances the product candidate through development and commercial launch. In connection with our Astellas telavancin agreement, Astellas is responsible for the commercialization of telavancin and any royalties to us from this program will depend upon Astellas' ability to launch and sell the medicine if it is approved.

              Our partners might not fulfill all of their obligations under these agreements. In that event, we may be unable to assume the development and commercialization of the product candidates covered by the agreements or enter into alternative arrangements with a third party to develop and commercialize such product candidates. In addition, with the exception of product candidates in our Beyond Advair collaboration, our partners generally are not restricted from developing and commercializing their own products and product candidates that compete with those licensed from us. If a partner elected to promote its own products and product candidates in preference to those licensed from us, future payments to us could be reduced and our business and financial condition would be materially and adversely affected. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of the partner. We could also become involved in disputes with a partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration. If a partner terminates or breaches its agreements with us, or otherwise fails to complete its obligations in a timely manner, the chances of successfully developing or commercializing our product candidates would be materially and adversely affected.

              In addition, while our strategic alliance with GSK sets forth pre-agreed upfront payments, development obligations, milestone payments and royalty rates under which GSK may obtain exclusive rights to develop and commercialize our product candidates, GSK may in the future seek to negotiate more favorable terms on a project-by-project basis. To date, GSK has only licensed our LAMA program and our MABA program under the terms of the strategic alliance agreement, and has chosen not to license our bacterial infections program and our anesthesia program. There can be no assurance that GSK will license any other development program under the terms of the strategic alliance agreement, or at all. GSK's failure to license our development programs could adversely affect the perceived prospects of the product candidates that are the subject of these development programs, which could negatively affect our ability to enter into collaborations for these product candidates with third parties and the price of our common stock.

Our relationship with GSK may have a negative effect on our ability to enter into relationships with third parties.

              As of December 31, 2005, GSK beneficially owned approximately 17.4% of our outstanding capital stock, and will have the right in July 2007 to acquire up to approximately 60% of our common stock through the exercise of its call right. Other than our bacterial infections program and our anesthesia program, which GSK has decided not to license under the strategic alliance, GSK has the right to license exclusive development and commercialization rights to our product candidates arising from all of our current and future drug discovery and development programs initiated prior to September 1, 2007. This right will extend to our programs initiated prior to September 1, 2012 if GSK owns more than 50% of our common stock due to exercise of the call right or the put right. Pharmaceutical companies other than GSK that may be interested in developing products with us are likely to be less inclined to do so because of our relationship with GSK, or because of the perception that development programs that GSK does not license pursuant to our strategic alliance agreement are not promising programs. In addition, because GSK may license our development programs at any time prior to successful completion of a Phase 2 proof-of-concept study, we may be unable to collaborate with other partners with respect to these programs until we have expended substantial resources to advance them through clinical studies. Given the restrictions on our ability to raise capital provided for in our agreements with GSK, we may not have sufficient funds to pursue such programs in the event GSK does not license them at an early stage. If our ability to work with present or future strategic partners, collaborators or consultants is adversely affected as a result of our strategic alliance with GSK, our business prospects may be limited and our financial condition may be adversely affected.

If we are unable to enter into future collaboration arrangements or if any such collaborations with third parties are unsuccessful, our profitability may be delayed or reduced.

              To date we have only entered into collaborations with GSK for the Beyond Advair, LAMA and MABA programs and with Astellas for telavancin. As a result, we may be required to enter into collaborations with other third parties regarding our other programs whereby we have to relinquish material rights, including revenue from commercialization of our medicines, on terms that are less attractive than our current arrangements with GSK and Astellas. Furthermore, our ability to raise additional capital to fund our drug discovery and development efforts is greatly limited as a result of our agreements with GSK. In addition, we may not be able to control the amount of time and resources that our collaborative partners devote to our product candidates and our partners may choose to pursue alternative products. Moreover, these collaboration arrangements are complex and time-consuming to negotiate. If we are unable to reach agreements with third-party collaborators, we may fail to meet our business objectives and our financial condition may be adversely affected. We face significant competition in seeking third-party collaborators and may be unable to find third parties to pursue product collaborations on a timely basis or on acceptable terms. Our inability to successfully collaborate with third parties would increase our development costs and could limit the likelihood of successful commercialization of our product candidates.

We rely on a number of manufacturers for our product candidates and our business will be seriously harmed if these manufacturers are not able to satisfy our demand and alternative sources are not available.

              We do not have in-house manufacturing capabilities and depend entirely on a number of third-party compound manufacturers and active pharmaceutical ingredient formulators. We may not have long-term agreements with these third parties and our agreements with these parties may be terminable at will by either party at any time. If, for any reason, these third parties are unable or unwilling to perform, we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of our compounds in a timely manner from these third parties could delay clinical studies and prevent us from developing our product candidates in a cost-effective manner or on a timely basis. In addition, manufacturers of our compounds are subject to the FDA's current Good Manufacturing Practices regulations and similar foreign standards and we do not have control over compliance with these regulations by our manufacturers.

              Our manufacturing strategy presents the following additional risks:

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  because of the complex nature of our compounds, our manufacturers may not be able to successfully manufacture our compounds in a cost effective or timely manner;

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  some of the manufacturing processes for our compounds have not been tested in quantities needed for continued clinical studies or commercial sales, and delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our compounds; and

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  because some of the third-party manufacturers and formulators are located outside of the U.S., there may be difficulties in importing our compounds or their components into the U.S. as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

              We have sufficient quantities of formulated drug product to complete all of the currently planned clinical studies of telavancin, our lead product candidate in our bacterial infections program. In 2006 and early 2007 we plan to manufacture additional bulk drug substance and drug product intended to meet our obligations to Astellas in connection with commercial launch in the event telavancin is approved for sale by regulatory authorities. If we are unable to do so in a timely manner the commercial introduction of telavancin, if approved, would be adversely affected. For our development compounds in our gastrointestinal motility dysfunction program, we are using single sources to manufacture each of the bulk drug substance and drug product. We have adequate supplies for the currently planned development activities for these compounds, but if the supplier fails to continue to produce them at acceptable quantity or quality levels, our future clinical and preclinical studies could be delayed.

We depend on third parties in the conduct of our clinical studies for our product candidates.

              We depend on independent clinical investigators, contract research organizations and other third party service providers in the conduct of our pre-clinical and clinical studies for our product candidates. We rely heavily on these parties for execution of our pre-clinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol. The failure of these third parties to complete activities on schedule or to conduct our studies in accordance with regulatory requirements and our protocols could delay or prevent the further development, approval and commercialization of our product candidates, which could severely harm our business and financial condition. In addition, if we lose our relationship with any one or more of these third parties, we could experience a significant delay in both identifying another comparable service provider and then contracting for its services. We may be unable to retain an alternative service provider on reasonable terms, if at all. Even if we locate an alternative service provider, it is likely that this provider will need additional time to respond to our needs and may not provide the same level of service as the original service provider.

We face substantial competition from companies with more resources and experience than we have, which may result in others discovering, developing or commercializing products before or more successfully than we do.

              Our ability to succeed in the future depends on our ability to demonstrate and maintain a competitive advantage with respect to our approach to the discovery and development of medicines. Our objective is to discover, develop and commercialize new medicines with superior efficacy, convenience, tolerability and/or safety. Because our strategy is to develop new product candidates for biological targets that have been validated by existing medicines or potential medicines in late stage clinical studies, to the extent that we are able to develop medicines, they are likely to compete with existing drugs that have long histories of effective and safe use. We expect that any medicines that we commercialize with our collaborative partners or on our own will compete with existing or future market-leading medicines.

              Many of our potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

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  discover and develop medicines that are superior to other products in the market;

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  attract qualified scientific, product development and commercial personnel;

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  obtain patent and/or other proprietary protection for our medicines and technologies;

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  obtain required regulatory approvals; and

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  successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

              Established pharmaceutical companies may invest heavily to quickly discover and develop novel compounds that could make our product candidates obsolete. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do. We are also aware of other companies that may currently be engaged in the discovery of medicines that will compete with the product candidates that we are developing.

              Any new medicine that competes with a generic market leading medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to overcome severe price competition and be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

              As the principles of multivalency become more widely known, we expect to face increasing competition from companies and other organizations that pursue the same or similar approaches. Novel therapies, such as gene therapy or effective vaccines for infectious diseases, may emerge that will make both conventional and multivalent medicine discovery efforts obsolete or less competitive.

We have no experience selling or distributing products and no internal capability to do so.

              Generally, our strategy is to engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to market, sell and distribute our products. We may not be able to establish these sales and distribution relationships on acceptable terms, or at all. If we receive regulatory approval to commence commercial sales of any of our product candidates that are not covered by our current agreements with GSK or Astellas, we will have to establish a sales and marketing organization with appropriate technical expertise and supporting distribution capability. At present, we have no sales personnel and a limited number of marketing personnel. Factors that may inhibit our efforts to commercialize our products without strategic partners or licensees include:

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  our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

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  the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

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  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

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  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

              If we are not able to partner with a third party and are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

If approved, telavancin may not be accepted by physicians, patients, third party payors or the medical community in general.

              If approved by the relevant regulatory agencies, the commercial success of telavancin will depend upon its acceptance by physicians, patients, third party payors and the medical community in general. We cannot be sure that telavancin will be accepted by these parties even if it is approved by the relevant regulatory authorities. Telavancin will compete with vancomycin, a relatively inexpensive generic drug that is manufactured by a variety of companies, a number of existing anti-infective drugs manufactured and marketed by major pharmaceutical companies and others, and potentially against new anti-infective drugs that are not yet on the market. Even if the medical community accepts that telavancin is safe and efficacious for its approved indications, physicians may choose to restrict the use of telavancin due to antibiotic resistance concerns. The degree of market acceptance of telavancin depends on a number of factors, including, but not limited to:

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  the demonstration of the clinical efficacy and safety of telavancin;

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  the advantages and disadvantages of telavancin compared to alternative therapies;

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  our and our collaborative partner's ability to educate the medical community about the safety and effectiveness of telavancin;

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  the reimbursement policies of government and third party payors; and

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  the market price of telavancin.

If we lose key scientists or management personnel, or if we fail to recruit additional highly skilled personnel, it will impair our ability to discover, develop and commercialize product candidates.

              We are highly dependent on principal members of our management team and scientific staff, including our Chairman of the Board of Directors, P. Roy Vagelos, our Chief Executive Officer, Rick E Winningham, our Executive Vice President of Research, Patrick P.A. Humphrey, and our Senior Vice President of Development, Michael Kitt. These executives each have significant pharmaceutical industry experience and Dr. Vagelos and Dr. Humphrey are prominent scientists. The loss of Dr. Vagelos, Mr. Winningham, Dr. Humphrey or Dr. Kitt could impair our ability to discover, develop and market new medicines.

              Our scientific team has expertise in many different aspects of drug discovery and development. Our company is located in northern California, which is headquarters to many other biopharmaceutical companies and many academic and research institutions. There is currently a shortage of experienced scientists, which is likely to continue, and competition for skilled personnel in our market is very intense. Competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. In addition, none of our employees have employment commitments for any fixed period of time and could leave our employment at will. If we fail to identify, attract and retain qualified personnel, we may be unable to continue our development and commercialization activities.

Our principal facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

              Our principal facility is located in the San Francisco Bay Area near known earthquake fault zones and therefore is vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods, communications failures and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We currently may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition.

Risks Related to GSK's Ownership of Our Stock

GSK's right to become a controlling stockholder of the company and its right to membership on our board of directors may create conflicts of interest, and may inhibit our management's ability to continue to operate our business in the manner in which it is currently being operated.

              As of December 31, 2005, GSK beneficially owned approximately 17.4% of our outstanding capital stock. In addition, GSK has certain rights to maintain its percentage ownership of our capital stock in the future, and in 2007 GSK may exercise its call right to acquire additional shares and thereby increase its ownership up to approximately 60% of our then outstanding capital stock. If GSK exercises this call right, or a sufficient number of our stockholders exercise the put right provided for in our certificate of incorporation, GSK could own a majority of our capital stock. In addition, GSK currently has the right to designate one member to our board of directors and, depending on GSK's ownership percentage of our capital stock after September 2007, GSK will have the right to nominate up to one-third of the members of our board of directors and up to one-half of the independent members of our board of directors. There are currently no GSK designated directors on our board of directors. GSK's control relationship could give rise to conflicts of interest, including:

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  conflicts between GSK, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to our strategic direction or significant corporate transactions; and

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  conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by GSK, on the other hand.

              Further, pursuant to our certificate of incorporation, we renounce our interest in and waive any claim that a corporate or business opportunity taken by GSK constituted a corporate opportunity of ours unless such corporate or business opportunity is expressly offered to one of our directors who is a director, officer or employee of GSK, primarily in his or her capacity as one of our directors.

GSK's rights under the strategic alliance and governance agreements may deter or prevent efforts by other companies to acquire us, which could prevent our stockholders from realizing a control premium.

              Our governance agreement with GSK requires us to exempt GSK from our stockholder rights plan, affords GSK certain rights to offer to acquire us in the event third parties seek to acquire our stock and contains other provisions that could deter or prevent another company from seeking to acquire us. For example, GSK may offer to acquire 100% of our outstanding stock from stockholders in certain circumstances, such as if we are faced with a hostile acquisition offer or if our board of directors acts in a manner to facilitate a change in control of us with a party other than GSK. In addition, pursuant to our strategic alliance agreement with GSK, GSK has the right to license all of our current and future drug discovery and development programs initiated prior to September 1, 2007 or, if GSK acquires more than 50% of our stock in 2007, prior to September 1, 2012. As a result, we may not have the opportunity to be acquired in a transaction that stockholders might otherwise deem favorable, including transactions in which our stockholders might realize a substantial premium for their shares.

Our governance agreement with GSK limits our ability to raise debt and equity financing, undertake strategic acquisitions or dispositions and take certain other actions, which could significantly constrain and impair our business and operations.

              Our governance agreement with GSK limits the number of shares of capital stock that we may issue and the amount of debt that we may incur. Prior to the termination of the call and put arrangements with GSK in 2007, without the prior written consent of GSK, we may not issue any equity securities if it would cause more than approximately 54.2 million shares of common stock, or securities that are vested and exercisable or convertible into shares of common stock, to be outstanding. After this offering and until the expiration of the put and call provisions with GSK, we will be contractually prohibited from selling significant additional equity securities to raise capital. In addition:

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  If, on or immediately after the termination of the call and put arrangements with GSK in 2007, GSK directly or indirectly controls more than 35.1% of our outstanding capital stock, then without the prior written consent of GSK, we may not issue more than an aggregate of approximately 16.1 million shares of our capital stock after September 1, 2007 through August 2012; and

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  Prior to the termination of the call and put arrangements with GSK in 2007, we may not borrow money or otherwise incur indebtedness of more than $100.0 million or if such indebtedness would cause our consolidated debt to exceed our cash, cash equivalents and marketable securities.

              These limits on issuing equity and debt could leave us without adequate financial resources to fund our discovery and development efforts if GSK does not license additional development programs pursuant to our strategic alliance agreement, if we do not enter into alliances with third parties on similar or better terms for these programs, or if we do not earn any of the potentially significant milestones in the programs that we have currently partnered with GSK. These events could result in a reduction of our discovery and development efforts or could result in our having to enter into collaborations with other companies that could require us to share commercial rights to our medicines to a greater extent than we currently intend. In addition, if GSK's ownership of our capital stock exceeds 50% as a result of the call and put arrangements, we will be prohibited from engaging in certain acquisitions, the disposition of material assets or repurchase of our outstanding stock without

GSK's consent. These restrictions could cause us to forego transactions that would otherwise be advantageous to us and our other stockholders.

The market price of our common stock is not guaranteed, and could be adversely affected by the put and call arrangements with GSK.

              In 2007, GSK has the right to require us to redeem 50% of our outstanding common stock for $54.25 per share, and, if GSK does not exercise this right, our stockholders will have the right to cause us to redeem up to the same number of shares for $19.375 per share. The existence of the call feature on 50% of our common stock at a fixed price of $54.25 may act as a material impediment to our common stock trading above the $54.25 per share call price. If the call is exercised, our stockholders would participate in valuations above $54.25 per share only with respect to 50% of their shares. Therefore, even if our common stock trades above $54.25 per share, 50% of each stockholder's shares could be called at $54.25 per share. Similarly, because the put applies to only 50% of our common stock and is not exercisable prior to 2007, it is uncertain what effect the put will have on our stock price. Prior to the expiration of the put period, the price at which our common stock will trade may be influenced by the put right. Therefore, after the expiration of the put period, the market price of the common stock may decline significantly. In addition, while GSK is generally prevented from making any unsolicited tender offer for our common stock, any announcement by GSK that it does not intend to exercise the call or any offer GSK may make to our board of directors on terms less favorable than the call right described above could adversely affect our common stock price.

After September 1, 2012, GSK could sell or transfer a substantial number of shares of our common stock, which could depress our stock price or result in a change in control of our company.

              After September 1, 2012, GSK will have no restrictions on its ability to sell or transfer our common stock on the open market, in privately negotiated transactions or otherwise, and these sales or transfers could create substantial declines in the price of the outstanding shares of our common stock or, if these sales or transfers were made to a single buyer or group of buyers, could transfer control of our company to a third party.

As a result of the call and put arrangements with GSK, there are uncertainties with respect to various tax consequences associated with owning and disposing of shares of our common stock. Therefore, there is a risk that owning and/or disposing of our common stock may result in certain adverse tax consequences to our stockholders.

              Due to a lack of definitive judicial and administrative interpretation, uncertainties exist with respect to various tax consequences resulting from the ownership of our common stock. These include:

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  In the event we pay or are deemed to have paid dividends prior to the exercise and/or lapse of the put and call rights, individual stockholders may be required to pay tax on such dividends at ordinary income rates rather than capital gains rates, and corporate stockholders may be prevented from obtaining a dividends received deduction with respect to such dividend income;

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  In the event that a common stockholder's put right were considered to be a property right separate from the common stock, such stockholder may be subject to limitations on recognition of losses and certain other adverse consequences with respect to the common stock and the put right (including the tolling of its capital gains holding period);

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  The application of certain actual and constructive ownership rules could cause the redemption of our common stock to give rise to ordinary income and not to capital gain;

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  A redemption of our common stock may be treated as a recapitalization pursuant to which a stockholder exchanges shares of common stock for cash and shares of new common stock not subject to call and put rights, in which case the stockholder whose shares were redeemed would be required to recognize gain, but not loss, in connection with this deemed recapitalization in an amount up to the entire amount of cash received (which gain may be taxed as ordinary income and not capital gain); and

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  The put right could prevent a stockholder's capital gain holding period for our common stock from running and thereby prevent a stockholder from obtaining long-term capital gain on any gain recognized on the disposition of the common stock.

See section entitled "Material United States Federal Income Tax Consequences" for a description of the tax consequences to a holder of our common stock.

Risks Related to Legal and Regulatory Uncertainty

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

              We rely upon a combination of patents, patent applications, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any involuntary disclosure to or misappropriation by third parties of this proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. However, the status of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and is very uncertain. As of December 31, 2005, we had 63 issued United States patents and have received notices of allowance for 13 other United States patent applications. As of that date, we had 84 pending patent applications in the United States and 203 granted foreign patents. We also have 32 Patent Cooperation Treaty applications that permit us to pursue patents outside of the United States, and 517 foreign national patent applications. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be too narrow to prevent third parties from developing or designing around these patents. If the sufficiency of the breadth or strength of protection provided by our patents with respect to a product candidate is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, the product candidate. Further, if we encounter delays in our clinical trials, the patent lives of the related drug candidates would be reduced.

              In addition, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our drug discovery and development processes that involve proprietary know-how, information and technology that is not covered by patent applications. Although we require all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or, if established, maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition and results of operations.

Litigation or third-party claims of intellectual property infringement could require us to divert resources and may prevent or delay our drug discovery and development efforts.

              Our commercial success depends in part on our not infringing the patents and proprietary rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. There are third party patents that may cover materials or methods for treatment related to our product candidates. At present we are not aware of any patent claims with merit that would adversely and materially affect our ability to develop our product candidates, but nevertheless the possibility of third party allegations cannot be ruled out. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Furthermore, parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. In addition, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

              In addition, in the future we could be required to initiate litigation to enforce our proprietary rights against infringement by third parties. Prosecution of these claims to enforce our rights against others could involve substantial litigation expenses and divert substantial employee resources from our business. If we fail to effectively enforce our proprietary rights against others, our business will be harmed.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our medicines.

              The risk that we may be sued on product liability claims is inherent in the development of pharmaceutical products. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of those products. Although we maintain general liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of our products, which could adversely affect our business.

Uncertainty regarding the effects of recent health care reform measures, trends in the managed health care and health insurance industries, and the likelihood of further legislative reform of the healthcare system could adversely affect our ability to sell our potential medicines profitably.

              The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

  •
  our ability to set a price we believe is fair for our potential medicines;

  •
  our ability to generate revenues and achieve profitability; and

  •
  the availability of capital.

              In certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. In the United States recently there have been federal and state government initiatives directed at lowering the total cost of health care, and we anticipate that Congress and state legislatures will continue to focus on health care reform, the cost of prescription drugs and the reform of the Medicare and Medicaid systems. For example, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA) provides a new Medicare prescription drug benefit and mandates additional reforms. It is possible that the new Medicare prescription drug benefit, which will be managed by private health insurers and other managed care organizations, will result in decreased reimbursement for prescription drugs, which may intensify industry-wide pressure to reduce prescription drug prices. This could harm our ability to market our potential medicines and generate revenues. The MMA, associated cost containment measures that health care payors and providers are instituting, and the effect of probable further health care reform could significantly reduce potential revenues from the sale of any product candidates approved in the future.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements and negatively impact our stock price.

              Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required, beginning with our fiscal year ended December 31, 2005, to include in our annual report on Form 10-K our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005. Furthermore, we will be required to have our independent registered public accounting firm attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005. We have prepared and implemented a plan of action to assess the effectiveness of our internal control. If we fail to complete this assessment on a timely basis, or if our independent registered public accounting firm cannot timely attest to our assessment, or if our independent registered public accounting firm does not agree with management's assessment, we could be subject to a loss of public confidence in our internal control and the reliability of our financial statements, which ultimately could negatively impact our stock price. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to timely meet our regulatory reporting obligations.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

              Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. Although we believe that our procedures for use, handling, storing and disposing of these materials comply with legally prescribed standards, we may incur significant additional costs to comply with applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business.

Risks Related to this Offering

Concentration of ownership will limit your ability to influence corporate matters.

              As of December 31, 2005, GSK beneficially owned approximately 17.4% of our outstanding capital stock and our directors, executive officers and investors affiliated with these individuals beneficially owned approximately 15.5% of our outstanding capital stock. These stockholders could substantially control the outcome of actions taken by us that require stockholder approval. In addition, pursuant to our governance agreement with GSK, GSK currently has the right to nominate a director and following September 2007 will have the right to nominate a certain number of directors depending on GSK's ownership percentage of our capital stock at the time. For these reasons, GSK could have substantial influence in the election of our directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and have significant control over changes in our management or business.

Our stock price may be extremely volatile and purchasers of our common stock could incur substantial losses.

              Our stock price may be extremely volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The following factors, in addition to the other risk factors described in this section, may also have a significant impact on the market price of our common stock:

  •
  the extent to which GSK advances (or does not advance) our product candidates through development into commercialization, in particular any delay in the commencement of the planned Phase 2b program in the Beyond Advair collaboration;

  •
  any adverse developments or results or perceived adverse developments or results with respect to our telavancin Phase 3 clinical studies;

  •
  any adverse developments or results or perceived adverse developments or results with respect to any product candidates in the Beyond Advair collaboration;

  •
  GSK's call right in 2007 for 50% of our common stock at $54.25 per share;

  •
  the put right and the expiration of the put right in 2007;

  •
  announcements regarding GSK's decisions whether or not to license any of our product development programs;

  •
  announcements regarding GSK or Astellas generally;

  •
  announcements of patent issuances or denials, technological innovations or new commercial products by us or our competitors;

  •
  developments concerning any collaboration we may undertake with companies other than GSK or Astellas;

  •
  publicity regarding actual or potential testing or study results or the outcome of regulatory review relating to products under development by us, our partners or by our competitors;

  •
  regulatory developments in the United States and foreign countries; and

  •
  economic and other external factors beyond our control.

Anti-takeover provisions in our charter and bylaws, in our rights agreement and in Delaware law could prevent or delay a change in control of our company.

              Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

  •
  requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws;

  •
  restricting the ability of stockholders to call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

              In addition, our board of directors has adopted a rights agreement that may prevent or delay a change in control of us. Further, some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

FORWARD-LOOKING STATEMENTS

              This prospectus contains or incorporates by reference certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this prospectus and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements. You should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

USE OF PROCEEDS

              We estimate the net proceeds to us from the sale of the 4,600,000 shares of common stock in this offering to be approximately $116.8 million at an assumed public offering price of $26.99 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' overallotment option is exercised in full, we estimate the net proceeds will be approximately $132.1 million.

              A $1.00 increase (decrease) in the assumed public offering price of $26.99 per share would increase (decrease) the net proceeds to us from this offering by $4.3 million (or $4.9 million if the underwriters overallotment option is exercised in full), assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriter discounts and commissions and estimated offering expenses payable by us.

              We currently intend to use the net proceeds from the sale of our common stock that we may offer with this prospectus for general corporate purposes. General corporate purposes may include funding clinical and preclinical development of existing product candidates, drug research activities and manufacture of pre-clinical, clinical and commercial drug supplies, capital expenditures and working capital. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending the application of the net proceeds for these purposes, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PRICE RANGE OF OUR COMMON STOCK

              Our common stock is quoted on The Nasdaq National Market under the symbol "THRX." The following table sets forth, for the periods indicated, the range of high and low closing sale prices of our common stock as reported on The Nasdaq National Market.

	High	Low
Year Ended December 31, 2004
Fourth Quarter (from October 5, 2004)	$18.46	$15.40
Year Ended December 31, 2005
First Quarter	$18.86	$16.53
Second Quarter	18.31	16.55
Third Quarter	21.57	16.98
Fourth Quarter	23.50	20.86
Year Ended December 31, 2006
First Quarter (through January 26, 2006)	$26.99	$20.43

              The last reported sale price of our common stock on January 26, 2006 was $26.99 per share.

              As of December 31, 2005, there were approximately 578 holders of record of our common stock. Because many of these shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

DIVIDEND POLICY

              We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to finance our research and development efforts, the development of our proprietary technologies and the expansion of our business and do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. If a cash dividend is paid before the date of our common stock is called or put, the call price or put price per share, as applicable, will be reduced by the amount of the per share cash dividend.

CAPITALIZATION

              The following table sets forth our unaudited capitalization as of September 30, 2005:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of the 4,600,000 shares of common stock offered by us at an assumed public offering price of $26.99 per share, less the estimated underwriting discounts and commissions and offering expenses payable by us.

              You should read the information in this table together with our financial statements and the accompanying notes incorporated by reference in this prospectus.

	September 30, 2005
	Actual	As Adjusted
	(unaudited) (in thousands)
Long-term obligations, less current portion	$1,114	$1,114
Stockholders' equity:
Preferred stock, $0.01 par value; 230,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized, 44,347,280 shares issued and outstanding, actual; 48,947,280 shares issued and outstanding, as adjusted	442	488
Class A common stock, $0.01 par value, 30,000,000 shares authorized, 9,401,498 shares issued and outstanding, actual and as adjusted	94	94
Additional paid-in capital	674,109	790,889
Notes receivable from stockholders	(27)	(27)
Deferred stock-based compensation	(6,255)	(6,255)
Accumulated other comprehensive income (loss)	(629)	(629)
Accumulated deficit	(569,557)	(569,557)

Total stockholders' equity	98,177	215,003

Total capitalization	$99,291	$216,117

              The number of shares in the table above excludes:

  •
  an aggregate of 9,940,355 shares of common stock subject to outstanding options as of September 30, 2005, under our 2004 Equity Incentive Plan, 1997 Stock Plan and the Long-term Stock Option Plan, at a weighted average exercise price of $9.95 per share;

  •
  an additional 3,011,873 shares of common stock reserved for future stock option grants or purchases as of September 30, 2005 under our 2004 Equity Incentive Plan and our Amended and Restated 2004 Employee Stock Purchase Plan; and

  •
  18,064 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.94 per share (from the as adjusted column only).

              The number of shares in the table above includes 78,837 shares of common stock issued upon exercise of stock options that were granted after March 21, 2002 and unvested at September 30, 2005.

              A $1.00 increase (decrease) in the assumed public offering price of $26.99 per share would increase (decrease) each of additional paid in capital, total stockholders' equity and total capitalization by $4.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriter discounts and commissions and estimated offering expenses payable by us.

DESCRIPTION OF CAPITAL STOCK

General

              The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation, bylaws and governance agreement with GSK. For more detailed information, please see our certificate of incorporation, bylaws, governance agreement and amended and restated investors' rights agreement, which are filed as exhibits to our Registration Statement on Form 8-A (Commission File No. 000-30319), filed on September 27, 2004, and amendments thereto. In this prospectus, this Registration Statement on Form 8-A is referred to as the 2004 Registration Statement.

              Our authorized capital stock consists of 230,230,000 shares, each with a par value of $0.01 per share, of which:

  •
  200,000,000 shares are designated as common stock;

  •
  30,000,000 shares are designated as Class A common stock; and

  •
  230,000 shares are designated as preferred stock.

              At December 31, 2005, we had outstanding 44,537,694 shares of common stock, 9,401,498 shares of Class A common stock and no shares of preferred stock. All of our outstanding Class A common stock is held by GSK and its affiliates. In addition, as of December 31, 2005, 10,032,967 shares of our common stock were subject to outstanding options, and 18,064 shares of our capital stock were subject to outstanding warrants. At December 31, 2005, 62,632 shares of our outstanding common stock held by our employees, consultants and directors were subject to a lapsing right of repurchase in our favor, under which we may repurchase these shares upon the termination of the holder's employment or consulting relationship.

Common Stock

Voting Rights

    Generally

              Unless otherwise provided for in our certificate of incorporation or required by applicable law, on all matters submitted to our stockholders for vote, our common stockholders and Class A common stockholders will be entitled to one vote per share, voting together as a single class.

    Class A common stock

              The Class A common stock, all of which is held by GSK, will have the right to elect a certain number of directors to our board of directors depending on the percentage of our outstanding voting stock owned by GSK at varying points in time. See "—Voting Rights For the Election of Directors/Board of Directors Composition" and "—Governance Agreement" for a description of the rights of GSK as the holder of our Class A common stock with respect to board of directors composition.

Dividends

              Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock and Class A common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock shall receive common stock, or rights to acquire common stock, as the case may be, and the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be.

Liquidation

              Upon our liquidation, dissolution or winding-up, the holders of common stock and Class A common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Common Stock Call and Put Arrangements with GSK

              Pursuant to our certificate of incorporation and our governance agreement with GSK:

  •
  In 2007, GSK has the right to call, by requiring us to redeem, 50% of our then outstanding shares of common stock at a price of $54.25 per share; and

  •
  If:

  •
  in 2007, GSK declines to exercise its call right, or

  •
  prior to 2007, we experience an insolvency event, as described below,

      holders of our common stock will have the right to put to GSK, by requiring us to redeem 50% of their shares of common stock at a price of $19.375 per share.

              The call and put prices are subject to adjustment in the case of stock splits, stock combinations, cash dividends, and other similar events. Generally, the call and put, if exercised, will be effected by our redemption of common stock from the holders thereof for cash, to be funded in full by GSK, and the concurrent issuance of the same number of newly issued shares of Class A common stock to GSK.

              Set forth below is a brief summary of the provisions that will apply in the event the call or put arrangements described above are exercised. The actual provisions are set forth in our certificate of incorporation and governance agreement with GSK, which are attached as exhibits to the 2004 Registration Statement.

    Call Rights

              If GSK elects to exercise its call rights, it must provide written notice to us between June 1 and July 1, 2007, and must provide to us adequate funds in cash to pay the aggregate redemption price of the shares of our common stock to be called. GSK must specify the date that the call will occur, which must be no later than July 31, 2007.

    Our Obligations

              Upon receipt of notice from GSK to effect the call, we will be required to:

  •
  designate a depositary for the redemption of our common stock and deposit the aggregate call price with the depositary;

  •
  notify GSK of the designation of the depositary; and

  •
  give notice of the exercise of the call to the holders of our common stock. We must provide notice by mail of any proposed call to holders of record of our common stock, between 10 and 30 days prior to the call date specified by GSK.

    Payment and Procedure

              After we give our stockholders notice of the call and deposit the funds necessary to redeem the shares of common stock subject to the call, then:

  •
  all of our common stock called by us and for which the deposit has been made under exercise of the call will be deemed not to be outstanding for any purpose, regardless of whether or not payment for such shares has occurred or the stock certificates for such common stock have been surrendered for cancellation; and

  •
  all rights with respect to our common stock called by us will cease and terminate, except the right to receive the call price per share to which the stockholders are entitled, without interest.

              Each holder of shares of common stock will be paid the call price for their shares of common stock within three business days following the surrender of the certificate or certificates representing their shares to the depositary, together with a properly executed letter of transmittal covering the shares.

              Our written instructions to the depositary may provide that any of such deposit remaining unclaimed, at the expiration of two years after the call date, by the holder of any shares of common stock subject to the call be, subject to applicable law, returned to us and revert to our general funds. After this two year period, a holder shall have no claim against the depositary but shall have a claim against us as an unsecured creditor for the call price together with any accrued and unpaid dividends to the call date, without interest.

    Put Rights

              If GSK does not exercise the call described above, each holder of our common stock may exercise the put right described above during the period beginning on August 1, 2007 and ending on the 30th business day thereafter or as may be required under the Securities Exchange Act of 1934, as amended or the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    Our Obligations

              At least ten and not more than thirty days prior to August 1, 2007, we will mail to each holder of common stock a put notification describing:

  •
  the rights of such holder to cause us to redeem up to 50% of our common stock held by the holder;

  •
  the date of the commencement and termination of the period in which the put can be exercised;

  •
  the price per share to be paid to a holder upon exercise of the put;

  •
  the identity and address of the depositary; and

  •
  instructions as to how to exercise the put.

              We will also publish notification of the put in the Wall Street Journal within the same time frame as the put notification must be provided. Our board of directors may fix a record date for determination of holders of common stock entitled to be given the put notification, but the record date may not be more than five days prior to the date that the put notification is given.

    Obligations of GSK

              To the extent the put is exercised, GSK must either (i) provide us with an amount of cash sufficient to legally redeem our common stock with respect to which the put has been properly exercised prior to the last day of the period in which the put can be exercised, or (ii) elect and arrange to purchase at the put price directly from the holders of our common stock at the expiration of the period in which the put can be exercised, in compliance with applicable law, the shares of our common stock for which the put has been properly exercised.

    Payment and Procedure

              If GSK provides to us the funds necessary to redeem the shares of common stock that have been properly put, promptly following the end of the period in which the put can be exercised, we shall deposit with a depositary that we select the funds sufficient to pay the put price for all shares of common stock with respect to which the put has been properly exercised. Each holder of shares of common stock who has properly exercised the put, and who has surrendered the shares of common stock to the depositary, shall be paid the put price promptly following the end of the period in which the put can be exercised. We may delay the dates to take the actions described above to later dates to the extent necessary to comply with the United States federal securities laws.

    Acceleration of Put upon An Insolvency Event

              If we have an insolvency event, which is described below, the right of our stockholders to exercise the put shall accelerate and commence immediately and continue for the 65 business days after such event or until a later date as required under the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We are obligated to provide the put notification to stockholders as soon as practicable following the date of the insolvency event. In the event the put notification is accelerated due to an insolvency event, GSK remains obligated to provide us the funds necessary to effect the redemption of all shares of common stock that are properly put or elect and arrange to purchase at the expiration of the period in which the put can be exercised, in compliance with applicable law, all shares of common stock that are properly put directly from our stockholders.

              An insolvency event means the occurrence of any of the following events:

  •
  a filing by us of a voluntary petition in bankruptcy, or seeking a reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the United States Bankruptcy Code, or under any United States federal or state law granting relief to debtors;

  •
  the filing or commencement of any involuntary petition or proceeding under the United States Bankruptcy Code or any other applicable United States federal or state law relating to bankruptcy, reorganization or other relief for debtors against us that is not dismissed within 30 days;

  •
  a filing by us of an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or

  •
  the adjudication of us as bankrupt, or the entry of an order for relief against us by any court of competent jurisdiction under the United States Bankruptcy Code or any other applicable United States federal or state law relating to bankruptcy, reorganization or other relief for debtors.

    Redeemed Shares

              All shares of common stock that we redeem pursuant to the call or the put will be retired and certificates representing the shares of common stock will be canceled promptly after the redemption and may not be reissued.

    Legend

              Each certificate representing shares of common stock bears the following legend:

    "The shares of common stock represented hereby are subject to (i) redemption at the option of the corporation during the period, at the price and on the terms and conditions specified in the corporation's certificate of incorporation and (ii) an option on the part of the holder, under certain circumstances, to require the corporation to redeem such shares of common stock, at the price and on the terms and conditions specified in the corporation's certificate of incorporation. After redemption, the redeemed shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price for such shares, without interest."

Optional Conversion of Class A Common Stock

              All shares of our Class A common stock are held by GSK. GSK may convert each share of Class A common stock into one share of common stock on or after the call/put termination date. All shares of Class A common stock so converted will be retired and cancelled. The call/put termination date is referred to in "Description of Capital Stock" as the date following the date of redemption of our common stock pursuant to the call or, in the alternative, on the close of business on the last day in which the put can be exercised.

Voting Rights for the Election of Directors/Board of Directors Composition

    Authorized Number of Directors

              Our certificate of incorporation and bylaws provide that our board of directors may consist of any number of directors, greater than or equal to one, provided that at any time that GSK's percentage ownership of our voting stock is 50.1% or greater, the authorized number of directors on our board of directors will be no less than nine, or any greater number that is divisible by three. We will increase or decrease the size of our board of directors and fill any newly created directorships as appropriate to achieve our board of directors composition required by our governance agreement with GSK. We will have the right to decrease the size of our board of directors without GSK's consent (and, if desired, to increase it again without GSK's consent to no more than 13 seats), so long as GSK does not lose its right to designate the directors or independent directors pursuant to the governance agreement.

              Our certificate of incorporation provides that holders of a majority of the shares of Class A common stock voting as a separate class, shall be entitled to elect members of our board of directors as follows:

  •
  For so long as GSK continues to own at least 15% of our outstanding stock (or, if GSK sells any of our stock, at least 19% after any such sale), one director;

  •
  For so long as GSK holds 35.1-50.0% of our outstanding stock, one director plus that percentage of our independent directors most closely approximating the percentage of stock GSK owns; and

  •
  For so long as GSK holds 50.1% or more of our outstanding stock, one third of our board of directors, plus one half of our independent directors.

For these purposes, "independent directors" include all of our directors that qualify as independent under applicable exchange listing rules.

              All other directors are elected by a plurality of holders of our common stock and Class A common stock, voting together as a single class.

    Vacancies on Our Board of Directors

              GSK has the right to nominate any replacement for a director nominated by GSK at the end of that director's term or upon removal from office, subject to the approval of a majority of the directors (other than any director nominated by GSK) with respect to nominations pursuant to the governance agreement. The directors that were not nominated by GSK have the right to nominate any replacement for a director that was not nominated by GSK.

Preferred Stock

              Our certificate of incorporation authorizes 230,000 shares of Series A junior participating preferred stock that are purchasable upon exercise of the rights under our rights agreement. See "—Rights Agreement" These shares are:

  •
  not redeemable;

  •
  entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of our common stock;

  •
  in the event of a liquidation, dissolution or winding up, a minimum preferential payment of the greater of (a) $10.00 per share (plus any declared but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock;

  •
  entitled to 1,000 votes, voting together with our common stock;

  •
  in the event of a merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, entitled to receive 1,000 times the amount received per share of our common stock; and

  •
  entitled to anti-dilution protections.

Corporate Opportunities

              Our certificate of incorporation acknowledges that we and GSK may generally pursue any business opportunities available to us, and have no obligation to offer any business opportunities to the other party. In addition, pursuant to our certificate of incorporation, as between us and GSK and its affiliates, we renounce our interest in and waive any claim that a corporate or business opportunity constituted a corporate opportunity for us so long as the policy regarding treatment of corporate opportunities set forth in our certificate of incorporation is followed. Pursuant to the policy set forth in our certificate of incorporation, a corporate or business opportunity offered to any person who is our director and who is also a director, officer or employee of GSK, will belong to us only if the opportunity is expressly offered to such person primarily in his or her capacity as our director. Otherwise the opportunity will belong to GSK. Our certificate of incorporation provides that these provisions may only be amended by the affirmative vote of at least 85% of the voting power of all shares of our voting stock then outstanding.

Governance Agreement

              The following summary describes the material provisions of our governance agreement with GSK, which is included as an exhibit to the registration statement of which this prospectus is a part. The governance agreement contains agreements with GSK relating to our corporate governance, future acquisitions or dispositions of our securities by GSK and the put and call features of our common stock. As described above, the call may be exercised in July 2007. If the call is not exercised, our stockholders may exercise their put right in August 2007. Certain rights and obligations contained in the governance agreement differ following the call/put termination date as compared to prior to the call/put termination date. The rights and obligations following the call/put termination date may further vary based on the level of GSK's ownership of our voting stock. The following description describes the rights and obligations of us and GSK prior to the call/put termination date and then following the call/put termination date, depending on GSK's ownership of our voting stock at that time.

Rights of GSK Prior to the Call/Put Termination Date

    Agreements Related to Our Board of Directors

    Composition of Our Board of Directors

              GSK shall have the right to either:

  •
  nominate an individual to serve as a member of our board of directors (in which case the size of our board of directors will be increased by one); or

  •
  designate an individual to serve as an observer at our board of directors meetings.

              GSK shall have this right until such time as GSK's percentage ownership of our outstanding securities having the right to vote generally in any election of our directors, referred to as our "voting stock," (a) has fallen below 15%, or (b) directly as a result of any sale or other disposition by GSK of voting stock, has fallen below 19%.

    Limitations on Our Actions

    GSK Approval of Certain Issuances of Our Equity Securities

              Without the prior written consent of GSK, we may not issue any equity securities other than shares of common stock, options to acquire common stock and permitted indebtedness. We may only issue these equity securities if, as a consequence of such issuance, the aggregate number of shares of our common stock would not exceed 54.2 million (as adjusted for stock splits, stock dividends, combinations and other recapitalizations). Shares of common stock subject to lock-up agreements with GSK, as well as shares underlying all options granted under our 2004 Equity Incentive Plan and certain options granted in March 2004 under our 1997 Stock Option Plan, which are not exercisable until after the put/call termination date, are not included in the aggregate number of shares of common stock for purposes of this restriction. In addition to common stock outstanding, shares underlying outstanding warrants and options that are exercisable before the put/call termination date are included in the aggregate number of shares of common stock for purposes of this restriction.

              The term "equity securities" is referred to as (i) any of our voting stock, (ii) our securities convertible into or exchangeable for voting stock, and (iii) options, rights and warrants issued by us to acquire voting stock.

              The term "permitted indebtedness" is referred to as any indebtedness that we issue prior to the call/put termination date and in an amount equal to or less than $100.0 million and, if the indebtedness may be converted or exchanged into our voting stock, then the terms of the indebtedness must provide that it may not be converted or exchanged prior to the call/put termination date.

    Limitations on Our Indebtedness

              We may not borrow money or otherwise incur indebtedness that would cause us, on a consolidated basis, to have financial indebtedness that exceeds our cash and cash equivalents, except that we may incur permitted indebtedness.

    Limitations and Exceptions to GSK's Rights to Acquire Our Securities

    Limitation on Acquisition of our Equity Securities by GSK

              Except as agreed to by us in writing following approval by a majority of our independent directors, GSK may not, directly or indirectly:

  •
  acquire any of our equity securities;

  •
  make or participate in any solicitation of proxies to vote from any holders of our equity securities;

  •
  form or participate in a "group" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, with any person not bound by the terms of the governance agreement with respect to any voting stock;

  •
  acquire any of our assets or rights to purchase any of our assets except for assets offered for sale by us or the acquisition or purchase of our assets pursuant to the existing agreements that we have in place with GSK;

  •
  enter into any arrangement or understanding with others to do any of the actions listed immediately above;

  •
  act together with others to offer to us or any of our stockholders any business combination, restructuring, recapitalization or similar transaction involving us or otherwise seek together with others to control, change or influence the management, board of directors or our policies or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by our stockholders; and

  •
  prior to August 31, 2007, request that we or our board of directors amend or waive the restrictions set forth immediately above.

    Permitted GSK Purchases of Our Equity Securities from Us

              GSK may acquire our equity securities from us in the following circumstances:

  •
  if we issue equity securities to a third party (other than pursuant to exercise of options issued as compensation to our directors, officers, employees or consultants), GSK may purchase all of or a portion of a number of equity securities that would bring GSK's percentage ownership of our voting stock to the same level that it was at immediately prior to the issuance of equity securities to the third party at the same price at which the equity securities were sold to the third party. Until the call/put termination date, if GSK's rights to acquire our stock arise from our issuance of common stock or another security convertible into common stock, then GSK's purchase from us will consist of one-half common stock and one-half Class A common stock. With respect to other GSK purchase rights arising from issuances by us of other types of securities or following the call/put termination date, GSK will have the right to purchase the same securities that we are issuing;

  •
  the purchase, on a quarterly basis, of equity securities comparable to those that are issued as compensation to our directors, officers, employees or consultants during the preceding quarter pursuant to option exercises or vesting of restricted stock, at the fair market value at the time of GSK's notification to us of its intention to purchase such equity securities that would bring GSK's percentage ownership of our voting stock to the same level that it was at immediately prior to such issuances;

  •
  the acquisition of additional equity securities issued in connection with a stock split or recapitalization; and

  •
  the purchase of equity securities for a pension plan or benefit plan for the benefit of GSK's employees.

    Permitted GSK Purchases of Equity Securities from Our Stockholders

              GSK may acquire our equity securities from our stockholders in the following circumstances:

  •
  the purchase of common stock from holders of common stock pursuant to the put;

  •
  the acquisition of securities of another biotechnology or pharmaceutical company that owns our equity securities (provided that those shares will be subject to the provisions of the governance agreement on the same basis as GSK's shares of Class A common stock); or

  •
  the making of an offer to acquire equity securities if (a) a person or group (other than GSK) acquires 20% or more of our voting stock or (b) our board of directors formally acts to facilitate a change in control of us (other than with GSK), subject to the following conditions:

  •
  that the offer be an offer for 100% of our voting stock;

  •
  that the offer include no condition as to financing; and

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares or voting their shares in favor of the offer.

              The term "change in control" is referred to as (i) an acquisition of us by a third party (ii) any transaction or series of related transactions (including mergers, consolidations and other forms of business consolidations) after which our continuing stockholders hold less than 50% of the outstanding voting securities of either us or the entity that survives the transaction (or the parent of the surviving entity), or (iii) the sale, lease, license, transfer or other disposal of all or substantially all of our business or assets (except that the sale, license or transfer to another party of any of our assets in the ordinary course of business will not be considered a change in control of us if GSK has no contractual rights under our existing agreements with GSK over our asset sold, licensed or transferred).

    Limitations on Dispositions of Our Equity Securities by GSK

              GSK may not sell or transfer any of our voting stock without the prior approval of a majority of our board of directors (not including any director nominated by GSK) except for transfers:

  •
  to any other affiliate of GSK; or

  •
  in connection with a change in control of us approved by a majority of our board of directors (not including any director nominated by GSK) and completed prior to August 1, 2007.

    Voting Arrangements

    Agreement to Vote

              GSK shall vote the voting stock held by it (at GSK's election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting stock.

    Exceptions to Agreement to Vote

              GSK can vote as it chooses on any proposal to:

  •
  amend our restated certificate of incorporation to amend the provisions related to the put and call;

  •
  issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of our voting stock; or

  •
  effect a change in control of us.

              If a person or group acting in concert acquires 20% or more of the voting stock, GSK may vote its voting stock without any restrictions.

    Grant of Proxy

              GSK grants an irrevocable proxy coupled with an interest in all voting stock owned by GSK to our board of directors. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK's voting stock in the manner required by the governance agreement.

Rights of GSK Following the Call/Put Termination Date

    If GSK's Ownership of Our Voting Stock is Greater than 50.1%

    Agreements Related to Our Board of Directors

        Composition of Our Board of Directors

              Our board of directors will include:

  •
  a number of nominees designated by GSK equal to one-third of the aggregate number of directors comprising our board of directors at that time;

  •
  two of our officers nominated by the nominating committee of our board of directors; and

  •
  the remaining members of our board of directors will be independent directors.

              An independent director is a director that complies with the independence requirements for directors with respect to us for companies listed on the Nasdaq National Market and has business or technical experience, stature and character as is commensurate with service on our board of directors of a publicly traded enterprise. In addition, so long as GSK's percentage ownership of our voting stock is 50.1% or greater, upon its request, GSK may designate nominees for half of the total number of independent directors. These nominees to be independent directors must be reasonably acceptable to the directors not nominated by GSK. Each GSK nominee to be an independent director must meet the qualifications of an independent director both with respect to us and with respect to GSK. An equal number of independent directors will be nominated by the directors of our board of directors (excluding the directors nominated by GSK). If GSK's percentage ownership of our voting stock falls below 50.1% (subject to certain limitations), then the term of each director nominated by GSK pursuant to this provision will automatically cease.

              Any committee of our board of directors must contain at least one director nominated by GSK except for:

  •
  a committee representing the interests of the holders of common stock;

  •
  a committee of independent directors constituted for the purposes of making any determination that is to be made under the terms of the governance agreement or our certificate of incorporation; or

  •
  a committee in which membership of a director nominated by GSK would be prohibited by applicable law, regulation or stock exchange or trading system listing requirement.

    Approval by a Majority of GSK Nominated Directors of Certain Actions

              The approval of a majority of the directors nominated by GSK will be required to approve any of the following:

  •
  our acquisition of any business or assets that would constitute a substantial portion of our business or assets;

  •
  the sale, lease, license, transfer or other disposal of a substantial portion of our business or assets, tangible or intangible, other than dispositions of assets over which GSK has no contractual rights pursuant to agreements with us or in the ordinary course of business; or

  •
  the repurchase or redemption of any of our equity securities other than (A) redemptions required by the terms of our voting stock, (B) purchases made at fair market value in connection with any deferred compensation plan that we maintain and (C) repurchases of unvested or restricted stock at or below cost pursuant to a compensation plan.

    Limitations on Our Actions

        GSK Approval of Certain Issuances of Our Equity Securities

              If GSK's percentage ownership of our voting stock is 50.1% or greater on the call/put termination date or if GSK's percentage ownership of our voting stock is less than 50.1% on the call/put termination date, but exceeds 50.1% at any time on or prior to December 31, 2008, we may not issue any equity security other than:

  •
  equity securities issued pursuant to any employee, officer, director or consultant compensation plan that has been approved by the majority of our board of directors; and

  •
  equity securities issued by us to third parties, provided that the aggregate number of shares of any such equity securities issued to such third parties during the period described above may not exceed the equivalent of approximately 16.1 million shares of common stock (on an as converted to common stock basis and as adjusted for stock splits, stock dividends, combinations and other recapitalizations).

    Limitations and Exceptions to GSK's Rights to Acquire Our Securities

        Limitation on Acquisition of our Equity Securities by GSK

              Except as agreed to by us in writing following approval by a majority of our independent directors, GSK will have the same limitations on the acquisition of our equity securities as GSK did prior to the call/put termination date. These limitations are described above in "—Governance Agreement; Rights of GSK Prior to the Call/Put Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities."

        Permitted GSK Purchases of Our Equity Securities From Us

              GSK may acquire our equity securities from us under the same circumstances that it is allowed to acquire our equity securities prior to the call/put termination date. These circumstances are described above in "—Governance Agreement; Rights of GSK Prior to the Put/Call Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities." In addition, GSK may acquire our equity securities from us under the following circumstances:

  •
  If we issue permitted indebtedness that is convertible into an equity security, we will provide written notice to GSK of the conversion of any permitted indebtedness within ten days following any such conversion. After receipt of this notice, GSK will promptly notify us if it intends to purchase that number of equity securities from us required to maintain GSK's percentage ownership of our voting stock as measured immediately prior to the date of such conversion. The equity securities that we issue to GSK will have at a price per share equal to the greater of (x) the conversion price of the permitted indebtedness or (y) the fair market value per share on the date GSK notifies us of its intention to purchase such equity securities.

  •
  GSK may purchase additional equity securities if we have determined to sell equity securities to pay all or any portion of the milestones that we may owe GSK pursuant to our existing agreements with GSK. In this event, GSK has the first right to purchase the additional equity securities on the terms that we intend to sell the equity securities; provided that, the voting stock held by GSK at such time was acquired in accordance with the terms of the governance agreement and our certificate of incorporation.

              If GSK's percentage ownership of our voting stock is 50.1% or greater on the call/put termination date solely as a result of the exercise of the put:

  •
  if we issue equity securities (other than pursuant to exercise of options or vesting of restricted stock issued as compensation to our directors, officers, employees or consultants) between the call/put termination date and September 1, 2012 and GSK declines to purchase additional equity securities in such offering, then for a period of six months following the date that we issue such equity securities, GSK will have the right to cause us to issue that number of equity securities to GSK as is required to maintain GSK's percentage ownership of our voting stock at the same level as it was on the call/put termination date. The purchase price of the equity securities issued to GSK will be the greater of the fair market value on the date of notification by GSK of its intention to purchase such equity securities and the price at which the equity securities were sold by us to the third party.

              If GSK's percentage ownership of our voting stock is 50.1% or greater on the call/put termination date solely as a result of the exercise of the call:

  •
  if we issue equity securities (other than pursuant to exercise of options or vesting of restricted stock issued as compensation to our directors, officers, employees or consultants) between the call/put termination date and September 1, 2012, then GSK, for so long as GSK's percentage ownership of our voting stock is 50.1% or greater, will have the right to purchase the same equity securities at the same price and in such amount as is required to maintain GSK's percentage ownership of our voting stock at the same level as it was on the call/put termination date.

        Permitted GSK Purchases of Equity Securities from Our Stockholders

              GSK may acquire our equity securities from our stockholders under the same circumstances that it is allowed to acquire our equity securities from our stockholders prior to the call/put termination date. These circumstances are described above in "—Governance Agreement; Rights of GSK Prior to the Put/Call Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities." In addition, GSK may acquire our equity securities from our stockholders under the following circumstances:

              GSK can make an offer to our stockholders to merge with us or otherwise acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to 100%, subject to the following conditions:

  •
  that the offer occurs on or after September 1, 2012;

  •
  that the offer includes no conditions to financing;

  •
  that the offer is approved by a majority of our independent directors; and

  •
  that the offer includes a condition that the holders of a majority of the shares of our voting stock not owned by GSK accept the offer by tendering their shares in the offer.

              GSK can make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to 100%, subject to the following conditions:

  •
  that the offer occurs before September 1, 2012;

  •
  that the offer includes no condition as to financing;

  •
  that the offer is approved by a majority of our independent directors;

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares in the offer; and

  •
  that the offer is for the greater of (a) the fair market value per share on the date immediately preceding the date of the first public announcement of the offer or (b) $162.75 per share (as adjusted to take into account stock dividends, stock splits, recapitalizations and the like).

    Limitations on Disposition of Our Equity Securities by GSK

              GSK may not sell or transfer any of our voting stock held by it without the prior approval of a majority our independent directors until September 1, 2012 if GSK's percentage ownership of our voting stock is 50.1% or greater on the call/put termination date. If GSK's percentage ownership of our voting stock becomes 50.1% or greater after the call/put termination date and before September 1, 2012, then GSK may not sell or transfer any voting stock held by it until September 1, 2012. GSK is permitted to sell or transfer its voting stock in connection with a change in control of us that is approved by a majority of our independent directors. In the event that the prohibition on the disposition of voting stock by GSK expires on September 1, 2012, if GSK disposes of any of our voting stock, GSK shall not be able to purchase any of our voting stock for one year after such disposition without the prior approval of a majority of our independent directors.

    Voting Arrangements

        Agreement to Vote

              GSK shall vote the voting stock held by it (at GSK's election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting stock.

        Exceptions to Agreement to Vote

              GSK can vote as it chooses on any proposal to:

  •
  effect a change in control of us;

  •
  effect the acquisition by us of any business or assets that would constitute a substantial portion of our business or assets;

  •
  effect the sale, license or transfer of all or a substantial portion of our business or assets unless GSK has no contractual rights over the business or assets in question pursuant to our strategic alliance agreement with GSK, and such sale, license or transfer occurs in the ordinary course of business; or

  •
  issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of the voting stock.

              If a person or group acting in concert acquires 20% or more of the voting stock, GSK may vote its voting stock without any restrictions.

        Grant of Proxy

              GSK grants an irrevocable proxy coupled with an interest in all voting stock owned by GSK to our board of directors. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK's voting stock in the manner required by the governance agreement.

Rights of GSK during the Interim Period

    If GSK's Ownership of Our Voting Stock is Between 35.1% and 50.1% during the Interim Period

    Agreements Related to Our Board of Directors

        Composition of Our Board of Directors

              GSK shall have the right to:

  •
  nominate a director; and

  •
  upon its request, GSK may during this time period designate a number of nominees to be independent directors equal to GSK's percentage ownership of our voting stock multiplied by the total number of independent directors.

              GSK's nominees to be independent directors must be reasonably acceptable to the directors not nominated by GSK. GSK's right to nominate a director and independent directors pursuant to this provision and the term of any director and independent director nominated by GSK pursuant to these provisions will automatically cease upon the expiration of the time period described above.

              The "interim period" is referred to as the time period between the call/put termination date and September 1, 2008, or, if on or after September 1, 2008 GSK offers to purchase additional shares of our voting stock that would result in GSK's percentage ownership of us to equal 60%, then the expiration date of that offer (which may be no later than October 15, 2008).

        Approval by a Majority of Our Independent Directors of Certain Actions

              The approval of a majority of our independent directors will be required to approve any of the following:

  •
  our acquisition of any business or assets that would constitute a substantial portion of our business or assets;

  •
  the sale, lease, license, transfer or other disposal of a substantial portion of our business or assets, tangible or intangible, other than dispositions of assets over which GSK has no contractual rights pursuant to agreements with us or in the ordinary course of business; or

  •
  the repurchase or redemption of any of our equity securities other than (A) redemptions required by the terms of our voting stock, (B) purchases made at fair market value in connection with any deferred compensation plan that we maintain and (C) repurchases of unvested or restricted stock at or below cost pursuant to a compensation plan.

    Limitations on Our Actions

        GSK Approval of Certain Issuances of Equity Securities

              We may not issue any equity security at any time on or prior to December 31, 2008 other than:

  •
  equity securities issued pursuant to any employee, officer, director or consultant compensation plan that has been approved by the majority of our board of directors; and

  •
  equity securities issued by us to third parties provided that the aggregate number of shares of any such equity securities issued to such third parties during the period described above may not exceed the equivalent of 16.1 million shares of common stock (on an as converted to common stock basis and as adjusted for stock splits, stock dividends, combinations and other recapitalizations).

    Limitations and Exceptions to GSK's Rights to Acquire Our Securities

        Limitation on Acquisition of our Equity Securities by GSK

              Except as agreed to by us in writing following approval by a majority of our independent directors, GSK will have the same limitations on the acquisition of our equity securities as GSK did prior to the call/put termination date. These limitations are described above in "—Governance Agreement; Rights of GSK Prior to the Call/Put Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities."

        Permitted GSK Purchases of Our Equity Securities From Us

              GSK may acquire our equity securities from us under the same circumstances that it is allowed to acquire our equity securities prior to the call/put termination date. These circumstances are described above in "—Governance Agreement; Rights of GSK Prior to the Put/Call Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities." In addition, GSK may acquire our equity securities from us under the following circumstance:

  •
  If we issue permitted indebtedness that is convertible into an equity security, we will provide written notice to GSK of the conversion of any permitted indebtedness within ten days following any such conversion. After receipt of this notice, GSK will promptly notify us if it intends to purchase that number of equity securities from us required to maintain GSK's percentage ownership of our voting stock as measured immediately prior to the date of such conversion. The equity securities that we issue to GSK will have a price per share equal to the greater of (x) the conversion price of the permitted indebtedness or (y) the fair market value per share on the date of notification by GSK of its intention to purchase such equity securities.

        Permitted GSK Purchases of Equity Securities from Our Stockholders

              GSK may acquire our equity securities from our stockholders under the same circumstances that it is allowed to acquire our equity securities from our stockholders prior to the call/put termination date. These circumstances are described above in "—Governance Agreement; Rights of GSK Prior to the Put/Call Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities." In addition, GSK can make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to no greater than 60%, subject to the following conditions:

  •
  that the offer occurs on or after September 1, 2008;

  •
  that the offer includes no condition as to financing;

  •
  that the offer is approved by a majority of our independent directors;

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares in the offer; and

  •
  that the shares purchased will be subject to the provisions of the governance agreement on the same basis as the shares of GSK's Class A common stock.

        Limitation on Disposition of Our Equity Securities by GSK

              GSK may not sell or transfer any of our voting stock held by it without the prior approval of a majority our independent directors until September 1, 2008. GSK is permitted to sell or transfer its voting stock in connection with a change in control of us that is approved by a majority of our independent directors. In the event that the prohibition on the disposition of voting stock by GSK expires on September 1, 2008 as set forth above, GSK shall only be able to dispose of voting stock after such date and prior to September 1, 2012 through either a public offering or pursuant to Rule 144 under the Securities Act of 1933, as amended.

    Voting Arrangements

        Agreement to Vote

              GSK shall vote the voting stock held by it (at GSK's election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting stock.

        Exceptions to Agreement to Vote

              GSK can vote as it chooses on any proposal to:

  •
  effect a change in control of us;

  •
  effect the acquisition by us of any business or assets that would constitute a substantial portion of our business or assets;

  •
  effect the sale, license or transfer of all or a substantial portion of our business or assets unless GSK has no contractual rights over the business or assets in question pursuant to our strategic alliance agreement with GSK, and such sale, license or transfer occurs in the ordinary course of business; or

  •
  issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of the voting stock.

              If a person or group acting in concert acquires 20% or more of the voting stock, GSK may vote its voting stock without any restrictions.

        Grant of Proxy

              GSK grants an irrevocable proxy coupled with an interest in all voting stock owned by GSK to our board of directors. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK's voting stock in the manner required by the governance agreement.

Rights of GSK Following the Call/Put Termination Date

    If GSK's Ownership of Our Voting Stock is Less Than 50.1%

    Agreements Related to Our Board of Directors

        Composition of Our Board of Directors

              GSK shall have the right to either:

  •
  nominate an individual to serve as a member of our board of directors (in which case the size of our board of directors will be increased by one); or

  •
  designate an individual to serve as an observer at our board of directors meetings.

              GSK shall have this right until such time as GSK's percentage ownership of our outstanding securities having the right to vote generally in any election of our directors, referred to in this section "Description of Capital Stock—Governance Agreement" as our "voting stock," (a) has fallen below 15%, or (b) directly as a result of any sale or other disposition by GSK of voting stock, has fallen below 19%.

    Limitations and Exceptions to GSK's Rights to Acquire Our Securities

        Limitation on Acquisition of our Equity Securities by GSK

              Except as agreed to by us in writing following approval by a majority of our independent directors, GSK will have the same limitations on the acquisition of our equity securities as GSK did prior to the call/put termination date. These limitations are described above in "Description of Capital Stock—Governance Agreement; Rights of GSK Prior to the Call/Put Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities."

        Permitted GSK Purchases of Our Equity Securities From Us

              GSK may acquire our equity securities from us under the same circumstances that it is allowed to acquire our equity securities prior to the call/put termination date. These circumstances are described above in "Description of Capital Stock—Governance Agreement; Rights of GSK Prior to the Put/Call Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities." In addition, GSK may acquire our equity securities from us under the following circumstance:

  •
  If we issue permitted indebtedness that is convertible into an equity security, we will provide written notice to GSK of the conversion of any permitted indebtedness within ten days following any such conversion. After receipt of this notice, GSK will promptly notify us if it intends to purchase that number of equity securities from us required to maintain GSK's percentage ownership of our voting stock as measured immediately prior to the date of such conversion. The equity securities that we issue to GSK will have a price per share equal to the greater of (x) the conversion price of the permitted indebtedness or (y) the fair market value per share on the date of notification by GSK of its intention to purchase such equity securities.

        Permitted GSK Purchases of Equity Securities from Our Stockholders

              GSK may acquire our equity securities from our stockholders under the same circumstances that it is allowed to acquire our equity securities from our stockholders prior to the call/put termination date. These circumstances are described above in "—Governance Agreement; Rights of GSK Prior to the Put/Call Termination Date; Limitations and Exceptions to GSK's Rights to Acquire Our Securities." In addition, GSK can make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to no greater than 60%, subject to the following conditions:

  •
  that the offer occurs on or after September 1, 2008;

  •
  that the offer includes no condition as to financing;

  •
  that the offer is approved by a majority of our independent directors;

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares in the offer; and

  •
  that the shares purchased will be subject to the provisions of the governance agreement on the same basis as the shares of GSK's Class A common stock.

        Limitation on Disposition of Our Equity Securities by GSK

              GSK may not sell or transfer any of our voting stock held by them without the prior approval of a majority our independent directors until September 1, 2008. GSK is permitted to sell or transfer its voting stock in connection with a change in control of us that is approved by a majority of our independent directors. In the event that the prohibition on the disposition of voting stock by GSK expires on September 1, 2008 as set forth above, GSK shall only be able to dispose of voting stock after such date and prior to September 1, 2012 through either a public offering or pursuant to Rule 144 under the Securities Act of 1933, as amended.

    Voting Arrangements

        Agreement to Vote

              GSK shall vote the voting stock held by it (at GSK's election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting stock.

        Exceptions to Agreement to Vote

              GSK can vote as it chooses on any proposal to:

  •
  amend our certificate of incorporation to amend the provisions related to the put and call;

  •
  issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of our voting stock; or

  •
  effect a change in control of us.

              If a person or group acting in concert acquires 20% or more of the voting stock, GSK may vote its voting stock without any restrictions.

        Grant of Proxy

              GSK grants an irrevocable proxy coupled with an interest in all voting stock owned by GSK to our board of directors. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK's voting stock in the manner required by the governance agreement.

Redemption of Our Common Stock

              The governance agreement contains certain mechanics relating to the call and the put features of our common stock. See "—Common Stock Call and Put Arrangements with GSK."

Covenants

    Severance Arrangements

              We agree not to enter into or amend any existing contract with any of our directors, officers or employees that would provide for any payment, vesting of common stock, acceleration or other benefit or right contingent upon (i) GSK's purchase of shares of Class A common stock, (ii) the exercise by GSK of any of its rights under the governance agreement to representation on our board of directors or (iii) GSK's purchase of any equity securities not prohibited by the governance agreement.

    Indemnification by GSK

              Under the governance agreement, GSK agrees to indemnify us and our directors, officers, employees and agents against all losses, claims, damages, liabilities and expenses (including attorneys' fees) arising out of the redemption (pursuant to the call or the put) of our common stock in accordance with the provisions of the governance agreement, other than losses, claims, damages, liabilities and expenses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct.

    Amendments; Termination

              The governance agreement provides that its provisions may be amended only if the amendment is in writing and signed by GSK and us, and that no amendment will be effective without the approval of a majority of our independent directors.

              The provisions of the governance agreement will terminate at the earliest of (i) when GSK beneficially owns 100% of our outstanding voting stock, (ii) the effective time of a change in control of us and (iii) September 1, 2015. However, GSK's and our agreements under the governance agreement with respect to the following provisions will survive the agreement's termination:

  •
  the treatment of our vested (as of the call/put termination date) stock options, warrants or other securities exercisable or exchangeable for or convertible into shares of common stock following any redemption; and

  •
  provisions related to GSK's indemnification of us.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaw Provisions and our Governance Agreement with GSK

              Provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition by a third party and the removal of our incumbent officers and directors more difficult. These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids and are intended to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

              We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  •
  our board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  •
  on or subsequent to such date the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders.

              A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

              Pursuant to the terms of our governance agreement with GSK, we have agreed that we will exempt GSK from the application of Section 203 of the Delaware General Corporation Law. Under the governance agreement, GSK is subject to certain limitations in its ability to acquire our shares of capital stock. See "—Governance Agreement."

              Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our bylaws provide that special meetings of the stockholders can only be called by the Chairman of our board of directors, the chief executive officer, our board of directors or the request of stockholders holding at least 66 2/3% of the outstanding common stock. These provisions, which require the vote of stockholders holding at least 66 2/3% of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

Rights Agreement

              Under our rights agreement, each share of our common stock and Class A common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a price of $209.25 for each, one one-thousandth of a share of Series A junior participating preferred stock, (each subject to adjustment) under circumstances provided for in the rights agreement. The purpose of our rights agreement is to:

  •
  give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

  •
  deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

  •
  prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

              The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer. Until a "distribution date" occurs, the rights will:

  •
  not be exercisable;

  •
  be represented by the same certificate that represents the shares with which the rights are associated; and

  •
  trade together with those shares.

              The rights will expire at the close of business on October 8, 2014, unless earlier redeemed or exchanged by us. Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock. A "distribution date" would occur upon the earlier of:

  •
  ten business days after a public announcement that the person has become an "acquiring person;" or

  •
  ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person."

              A holder of rights will not, as such, have any rights as a stockholder, including the right to vote or receive dividends.

              Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. GSK is not an "acquiring person" because we have, pursuant to our governance agreement with GSK, exempted GSK from the application of our rights agreement. In addition, an "acquiring person" shall not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity acting pursuant to such employee benefit plans. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

              If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value of two times the purchase price. If, following a public announcement that a person has become an acquiring person:

  •
  we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

  •
  50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a right, other than the acquiring person, will be entitled to purchase a number of shares of common stock of the surviving entity having a market value of two times the purchase price.

              After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding common stock, our board of directors may exchange each right, other than rights owned by the acquiring person, for

  •
  one share of common stock;

  •
  one one-thousandth of a share of our Series A junior preferred stock; or

  •
  a fractional share of another series of preferred stock having equivalent value.

              At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

              For so long as the rights are redeemable, our board of directors may amend any provisions in the rights agreement without stockholder consent. After the rights are no longer redeemable, our board of directors may only amend the rights agreement without stockholder consent if such amendment would not change the amendment provisions, adversely affect the interests of the holders of rights, or cause the rights to again become redeemable. Despite the foregoing, at no time may the redemption price of the rights be amended or changed.

              The adoption of the rights agreement and the distribution of the rights should not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable in accordance with the rights agreement.

Warrants

              As of December 31, 2005 there were warrants outstanding to purchase a total of 18,064 shares of our common stock at a price of $1.94 per share.

Registration Rights

              Certain holders of our common stock and GSK are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our amended and restated investors' rights agreement and are described below. The registration rights under the investors' rights agreement with respect to holders of our common stock will expire October 5, 2009, or, with respect to an individual holder holding two percent or less of our outstanding capital stock, when such holder is able to sell all of its shares in a single transaction pursuant to Rule 144 under the Securities Act. The registration rights under the investors' rights agreement with respect to holders of our Class A common stock will expire seven years following the date of redemption of our common stock pursuant to the call or, in the alternative, on the close of business on the last day that the put can be exercised, or, with respect to an individual holder of Class A common stock holding two percent or less of our outstanding capital stock, when such holder is able to sell all of its shares in a single transaction pursuant to Rule 144 under the Securities Act.

    Demand Registration Rights

              The holders of shares of common stock having demand registration rights under the investors' rights agreement have the right to require that we register their common stock, provided such registration relates to not less than 50% in aggregate of our then outstanding shares of common stock having demand registration rights. We are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

    Piggyback Registration Rights

              If we register any securities for public sale, the stockholders with piggyback registration rights under the investors' rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these piggyback registration rights.

    S-3 Registration Rights

              While we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the investors' rights agreement can request that we register their shares, provided that such registration relates to not less than 10% in aggregate of our then outstanding shares of common stock having S-3 registration rights and the total price of the shares of common stock offered to the public is at least $1,000,000. The holders of S-3 registration rights may only require us to file two Form S-3 registration statements in any 12-month period. We may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these S-3 registration rights.

Transfer Agent and Registrar

              The transfer agent and registrar for our common stock and the rights is American Stock Transfer & Trust Company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Overview

              The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), final, temporary and proposed Treasury regulations (which we refer to as the "Treasury regulations") promulgated thereunder by the Internal Revenue Service (which we refer to as the "IRS"), and administrative and judicial interpretations thereof, each as in effect and available on the date hereof, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to our stockholders. You should note that, due to a lack of definitive judicial or administrative interpretation, uncertainties exist with respect to many of the tax consequences described below.

              You should also be aware that unless expressly indicated otherwise, this discussion is addressed only to those of our stockholders who are individuals and who are United States citizens and residents. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances, such as stockholders who are subject to the alternative minimum tax provisions of the Code, who are dealers in securities or foreign currency, who are financial institutions or insurance companies, who are investors in pass-through entities, who are tax-exempt organizations, who hold their shares as "qualified small business stock" pursuant to Section 1202 of the Code, who do not hold their shares of Company stock as capital assets, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, who hold shares of our stock as part of an integrated investment (including a hedge or a straddle) comprised of shares of our stock and one or more other positions, or who have previously entered into a conversion transaction or constructive sale of shares of our stock under the constructive sale provisions of the Code.

              We have not requested a ruling from the IRS in connection with the tax consequences described herein. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position.

              IN VIEW OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP OR DISPOSITION OF OUR STOCK, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, IN LIGHT OF YOUR OWN PARTICULAR TAX SITUATIONS.

General Consequences of Owning Common Stock

              Distributions, if any, paid with respect to our common stock will be taxable dividends to the extent of our current or accumulated earnings and profits. To the extent that distributions on our common stock exceed our current or accumulated earnings and profits, the amount distributed will be applied to reduce the tax basis in such common stock, and, to the extent that the amount distributed exceeds the tax basis, will constitute long- or short-term capital gain, depending on the holding period for such common stock.

              As described above in the section entitled "Description of the Common Stock," our common stock is subject to our call right and to a put right of the holder of such stock. While we currently do not expect to pay dividends during the period of time that our call right or the stockholders' put rights are outstanding, each stockholder should note that there are certain minimum holding period requirements which must be met in order for a recipient of dividends to qualify for preferential taxation at capital gains rates on such dividends and, in the case of corporate recipients, for the dividends received deduction with respect to such dividends. In some cases, the existence of a put or call right with respect to a share of stock will toll such holding periods, although it is clear that traditional equity rights to demand payments from a corporate issuer, such as the rights traditionally provided by mandatorily redeemable preferred stock, will not toll such holding periods. Additionally, in general a put option that is significantly out of the money (i.e., the put price is significantly lower than the fair market value of the stock that is subject to such put right) on or about the time that the stock trades ex-dividend with respect to a particular dividend will not toll such holding periods. In the event that our call right or the stockholder's put right is not viewed for these purposes as equivalent to a "traditional equity right to demand payment from a corporate issuer" or, with respect to the put right, if such put right is not significantly out of the money on or about the time that the stock trades ex-dividend with respect to a particular dividend, then a stockholder's holding period with respect to 50% of its common stock could be tolled during the period such rights remain in existence. In such case, in the event a stockholder receives or is deemed to receive dividend distributions prior to the exercise or lapse of our call right and/or such stockholder's put right with respect to such shares of common stock, such dividends may not qualify for taxation at preferential capital gains rates (in which case any such dividend income would be taxed at higher ordinary income rates), and any corporate stockholders may not qualify for the dividends received deduction with respect to such dividends.

              In addition, there is an issue as to whether the put right to which our common stock is subject is a property right which is separate and distinct from our shares of common stock. In the event the put right were considered a separate property right, it is possible that a stockholder's common stock (or at least 50% of such common stock) and the associated put right may be treated as a straddle under Section 1092 of the Code, in which case such stockholder may be subject to limitations on recognition of losses and certain other adverse consequences with respect to such stockholder's common stock and the put right under Section 1092 of the Code (including the tolling of such stockholder's holding period pursuant to Treasury Regulations Section 1.1092(b)-2T). The put right is not expected to be treated as a separate property right since it is an integral and incidental part of our common stock. However, due to a lack of definitive judicial or administrative interpretation, this conclusion is not free from doubt.

General Consequences of Disposing of Common Stock

              A stockholder will recognize gain or loss upon the sale of its common stock equal to the difference between its adjusted basis in its sold shares and the sum of the amount of cash and the fair market value of any property the stockholder receives in exchange therefor. Except with respect to the various issues described herein, any such gain or loss will be long- or short-term capital gain or loss depending on the stockholder's holding period for the common stock.

              Our redemption of up to 50% of a stockholder's common stock pursuant to such stockholder's exercise of its put right is expected to be subject to the stock redemption rules of Section 302 of the Code. In addition, our redemption of 50% of a stockholder's common stock pursuant to the call right is expected to be subject to the stock redemption rules of Section 302 of the Code. Under the rules of Section 302 of the Code, the entire cash proceeds from the redemption received will be treated as a distribution taxable as a dividend (to the extent of our current or accumulated earnings and profits), unless the redemption is "substantially disproportionate" with respect to the stockholder or is "not essentially equivalent to a dividend" with respect to the stockholder. In the event the redemption is "substantially disproportionate" or "not essentially equivalent to a dividend" with respect to the stockholder, the redemption should qualify for sale treatment (i.e., the stockholder will recognize long- or short-term (depending upon its holding period for the redeemed shares) capital gain or loss upon the redemption equal to the difference between the stockholder's adjusted tax basis in the redeemed shares and the amount of cash received in exchange for such shares in the redemption).

              In determining whether a redemption is "substantially disproportionate" or "not essentially equivalent to a dividend" with respect to a stockholder, the stockholder must take into account its shares of stock actually owned as well as its shares of stock constructively owned by reason of certain constructive ownership rules set forth in the Code. Under these constructive ownership rules, a stockholder will be deemed to own any shares of stock that are either actually or constructively owned by certain related individuals or entities and any shares of stock that the stockholder has a right to acquire by exercise of an option or by conversion or exchange of a security. In addition, in applying the "substantially disproportionate" and "not essentially equivalent to a dividend" tests, a stockholder must also take into account acquisitions or dispositions of stock that are treated for United States federal income tax purposes as integrated with the redemption.

              The redemption of the shares of our common stock held by a stockholder will be "substantially disproportionate" with respect to such stockholder if, among other things, the percentage of shares of our stock actually and constructively owned by such stockholder immediately following the redemption is less than 80% of the percentage of shares of our stock actually and constructively owned by such stockholder immediately prior to the redemption. The redemption of shares of our common stock held by a stockholder will be treated as "not essentially equivalent to a dividend" with respect to such stockholder if it experiences a "meaningful reduction" in its percentage interest as a result of the redemption. For this purpose, the stockholder would compare its percentage interest in us represented by its shares actually and constructively owned immediately prior to the redemption with its percentage interest in us represented by shares actually and constructively owned immediately after the redemption. Depending on a particular stockholder's facts and circumstances, even a small reduction in the stockholder's proportionate equity interest may satisfy the meaningful reduction test. For example, the IRS has held that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs constitutes a "meaningful reduction."

              There is a risk that a redemption of a stockholder's common stock pursuant to the call right or pursuant to the exercise of a put right could be treated as a recapitalization under Section 368(a)(1)(E) of the Code in which the stockholder is deemed to exchange its shares of common stock which are subject to the put and the call right for shares of common stock which are not subject to a put or a call right and cash. It is not expected that a redemption of a stockholder's common shares should be treated in such a manner, although, due to a lack of definitive judicial or administrative interpretation, this conclusion is not free from doubt. In the event that a redemption of a stockholder's common stock does result in such recapitalization treatment, such stockholder would recognize gain but not loss in the exchange equal to the lesser of:

  •
  the amount of cash received in the redemption; and

  •
  the excess of:

  (1)
  the amount of cash and the fair market value of the common stock retained by such stockholder, over

  (2)
  the stockholder's adjusted tax basis in all of the common stock it held immediately prior to the redemption.

In general any such gain or loss would be treated as dividend income or capital gain under rules similar to those described above with respect to redemptions (i.e., such gain will generally be treated as capital gain if the redemption was "substantially disproportionate" with respect to the stockholder or otherwise "not essentially equivalent to a dividend" as described above).

              Under certain circumstances, where a taxpayer has an option to sell stock (such as through the exercise of a right similar to the put right), Section 1233 of the Code prevents the taxpayer's holding period from increasing (for purposes of obtaining long-term capital gain). The terms of our common stock are not expected to cause Section 1233 of the Code to apply to our common stock. Section 1233 since the put right would be acquired on the same day as the common stock, provided the identification requirements contained in Section 1233(c) of the Code are met. Due to a lack of definitive judicial or administrative interpretation, this issue is not free from doubt, however. A stockholder is urged to consult its tax advisors concerning the "identification" requirement contained in Code Section 1233(c) of the Code.

Information Reporting and Backup Withholding

              Certain of our non-corporate stockholders may be subject to information reporting and backup withholding at a 28% rate on certain of the payments due to such stockholders. In order to avoid backup withholding, a stockholder must complete Form W-8IMY or Form W-8BEN (if it is a nonresident alien individual or foreign entity) or Form W-9 (if it is a United States resident or domestic entity). Forms W-8IMY, W-8BEN and W-9 are available on the Internal Revenue Service's web site, www.irs.gov.

              IN LIGHT OF THE UNCERTAINTY ASSOCIATED WITH THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND BECAUSE THE TAX CONSEQUENCES TO YOU MAY DIFFER BASED ON YOUR PARTICULAR CIRCUMSTANCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING SUCH TAX CONSEQUENCES.

UNDERWRITING

              Under the terms and subject to the conditions contained in a purchase agreement dated the date of this prospectus, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and Thomas Weisel Partners LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
HSBC Securities (USA) Inc.
Thomas Weisel Partners LLC

Total	4,600,000

              The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The purchase agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' overallotment option described below.

              The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            per share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $            per share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Overallotment Option

              We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters option is exercised in full, the total price to the public would be approximately $             million and the total proceeds to us would be approximately $             million after deducting estimated underwriting discounts and commissions and offering expenses.

              On behalf of the underwriting syndicate, Merrill Lynch, Pierce, Fenner & Smith Incorporated will be responsible for recording a list of potential investors that have expressed an interest in purchasing shares of common stock as part of this offering.

              The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

No Sales of Similar Securities

              We, each of our directors, executive officers, funds affiliated with our directors and GSK have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. These restrictions do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus that is described in this prospectus; or

  •
  the issuance by us of shares or options to purchase shares of common stock pursuant to our stock incentive and employee stock purchase plans, provided that the recipient of the shares agrees to be subject to the restrictions described in this paragraph.

Commissions and Discounts

              The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

Paid by Us
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

              In addition, we estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $500,000.

Price Stabilization and Short Positions

              In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the purchase agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the overallotment option. The underwriters may also sell shares in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

              Our common stock is listed on the Nasdaq National Market under the trading symbol "THRX."

              We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

              Certain of the underwriters or their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to Theravance and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

              A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

LEGAL MATTERS

              The legality of the shares of common stock offered hereby will be passed upon for Theravance, Inc. by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Members of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP are the beneficial owners of 151,002 shares of our common stock (which includes 38,709 shares underling options that are not exercisable within 60 days) and Robert V. Gunderson, Jr., a partner of the firm, is a member of our board of directors. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters of this offering.

EXPERTS

              The consolidated financial statements of Theravance, Inc. incorporated by reference in Theravance, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed a registration statement on Form S-3 with the SEC for the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are also required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

INCORPORATION BY REFERENCE

              The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the securities:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 29, 2005.

  2.
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed on May 13, 2005.

  3.
  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 12, 2005.

  4.
  Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed on November 14, 2005, as amended on November 18, 2005.

  5.
  Report on Form 8-K, filed on November 8, 2005.

  6.
  Report on Form 8-K filed on December 12, 2005.

  7.
  Report on Form 8-K covering Items 8.01 and 9.01 filed on January 11, 2006.

  8.
  The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on September 27, 2004 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and any amendment or report subsequently filed by us for the purpose of updating that description.

              You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 808-6000 or by writing to us at the following address:

Theravance, Inc.
901 Gateway Blvd.
South San Francisco, CA 94080
Attn: Investor Relations

4,600,000 Shares

Common Stock

P R O S P E C T U S

Merrill Lynch & Co.

HSBC

Thomas Weisel Partners LLC

February     , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

              The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$14,884
Legal Fees and Expenses	$175,000
Accounting Fees and Expenses	$100,000
Printing Expenses	$100,000
NASD Filing Fee	$75,500
Miscellaneous	$34,616
Total	$500,000

Item 15. Indemnification of Officers and Directors.

              Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VI of the registrant's bylaws provides for mandatory indemnification of its directors and officers and those serving at the registrant's request as directors, officers, employees or agents of other organizations to the maximum extent permitted by the Delaware General Corporation Law. The registrant's amended and restated certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the registrant and its stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The registrant has entered into indemnification agreements with its officers and directors. The Indemnification Agreements provide the registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The registrant maintains liability insurance for its directors and officers.

Item 16. Exhibits.

  (a)
  Exhibits

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
4.1(1)	Specimen certificate representing the common stock of the registrant
4.2(2)	Rights Agreement dated October 8, 2004
5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
10.1(3)	License, Development and Commercialization Agreement between the registrant and Astellas Pharma Inc., dated November 7, 2005
23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on page II-6)

(1)
Incorporated herein by reference to the exhibit of the same number in the Company's Registration Statement on Form S-1 (Commission File No. 333-116384).

(2)
Incorporated herein by reference to the exhibit of the same number in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

(3)
Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. The representations and warranties made by the parties to this agreement were made solely for purposes of the agreement and to allocate risk between the parties. You should not rely on the representations, warranties and covenants in this agreement.

Item 17. Undertakings.

              The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

              Provided, however, that paragraphs (A)(1)(i), (A) (1)(ii) and (A) (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES—FORM S-3

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 30th day of January, 2006.

THERAVANCE, INC.

By:	/s/ RICK E WINNINGHAM Rick E Winningham Chief Executive Officer

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bradford. J. Shafer, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICK E WINNINGHAM Rick E Winningham	Chief Executive Officer and Director (principal executive officer)	January 30, 2006
/s/ MICHAEL W. AGUIAR Michael W. Aguiar	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	January 30, 2006
/s/ P. ROY VAGELOS P. Roy Vagelos	Director	January 30, 2006
/s/ JULIAN C. BAKER Julian C. Baker	Director	January 30, 2006
/s/ JEFFREY M. DRAZAN Jeffrey M. Drazan	Director	January 30, 2006
/s/ ROBERT V. GUNDERSON, JR. Robert V. Gunderson, Jr.	Director	January 30, 2006
/s/ ARNOLD J. LEVINE Arnold J. Levine	Director	January 30, 2006
/s/ RONN C. LOEWENTHAL Ronn C. Loewenthal	Director	January 30, 2006
/s/ EVE E. SLATER Eve E. Slater	Director	January 30, 2006

/s/ WILLIAM H. WALTRIP William H. Waltrip	Director	January 30, 2006
/s/ GEORGE M. WHITESIDES George M. Whitesides	Director	January 30, 2006
/s/ WILLIAM D. YOUNG William D. Young	Director	January 30, 2006

Index to Exhibits

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
4.1	(1)	Specimen certificate representing the common stock of the registrant
4.2	(2)	Rights Agreement dated October 8, 2004
5.1		Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
10.1	(3)	License, Development and Commercialization Agreement between the registrant and Astellas Pharma Inc., dated November 7, 2005
23.1		Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)
23.2		Consent of Independent Registered Public Accounting Firm
24.1		Power of Attorney (included on page II-6)

(1)
Incorporated herein by reference to the exhibit of the same number in the Company's Registration Statement on Form S-1 (Commission File No. 333-116384).

(2)
Incorporated herein by reference to the exhibit of the same number in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

(3)
Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission. The representations and warranties made by the parties to this agreement were made solely for purposes of the agreement and to allocate risk between the parties. You should not rely on the representations, warranties and covenants in this agreement.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Theravance, Inc.
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Related to our Business
Risks Related to GSK's Ownership of Our Stock
Risks Related to Legal and Regulatory Uncertainty
Risks Related to this Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES—FORM S-3
POWER OF ATTORNEY
Index to Exhibits